UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2016

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

PolyOne Corporation

MESSAGE FROM OUR CEO

April 1, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 9:00 a.m. on Thursday, May 12, 2016, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the 2016 Annual Meeting of Shareholders, a proxy summary and the Proxy Statement follows. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election to our Board of Directors (the “Board”).

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Robert M. Patterson

President and Chief Executive Officer

PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

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NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 12, 2016

9:00 a.m. Eastern Standard Time

PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012

We are pleased to invite you to join our Board, senior leadership and other associates of PolyOne Corporation (“PolyOne” or the “Company”) for the Annual Meeting. The purposes of the Annual Meeting are to:

1.	Elect 10 nominees to our Board;

2.	Approve, on an advisory basis, our Named Executive Officer compensation;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2016; and

4.	Consider and transact any other business that may properly come before the Annual Meeting.

The Board set March 15, 2016 as the record date for the Annual Meeting and owners of record of shares of common stock of PolyOne as of the close of business on that date are eligible to:

•	Receive this notice of the Annual Meeting; and

•	Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Please ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

April 1, 2016	For the Board of Directors Lisa K. Kunkle Secretary and General Counsel

Important Notice regarding the availability of Proxy materials for the

Annual Meeting to be held on May 12, 2016:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended

December 31, 2015 are available at our Internet website, www.polyone.com, on the

“Investor Relations” page.

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PROXY SUMMARY

PROXY SUMMARY

This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION

Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held on Thursday, May 12, 2016 Eastern Standard Time at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012. Follow the instructions below to cast your vote on all of the voting matters.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about April 1, 2016. Our telephone number is (440) 930-1000.

Who is Eligible to Vote

You are entitled to vote if you were a shareholder of record at the close of business on March 15, 2016, the record date for the Annual Meeting. Each share of common stock is entitled to one vote for each Board of Director nominee and one vote for each of the other proposals to be voted on.

Advance Voting Methods

Even if you plan to attend our Annual Meeting in person, if you are a registered holder, please cast your vote as soon as possible using one of the following advance methods:

visit www.proxyvote.com to vote your proxy OVER THE INTERNET until 11:59 p.m. (CT) on May 11, 2016.

call 1-800-690-6903 to vote your proxy BY TELEPHONE until 11:59 p.m. (CT) on May 11, 2016.

sign, date and return your proxy card/voting instruction form to vote BY MAIL.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or over the Internet.

Attending and Voting at the Annual Meeting

All registered holders may vote in person at the Annual Meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.

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PROXY SUMMARY

Company Operating Performance

PolyOne delivered earnings growth in 2015 of 9%, despite a number of global economic headwinds. This growth was driven by record-setting performances by our established specialty businesses, Color, Additives & Inks and Engineered Materials. We will work to accelerate this growth through the relentless pursuit of our proven four-pillar strategy. Additional 2015 Company financial performance highlights include(1):

•	Earnings Per Share and Adjusted Earnings Per Share of $1.63 and $1.96, respectively, which is a Company all-time high and represents 96% and 9% increases from 2014

•	Continued strong performance in our established specialty businesses. Color, Additives & Inks and Specialty Engineered Materials delivered record operating margins of 16.7% and 14.7% respectively in 2015

•	Year-end Operating Income and Adjusted Operating Income increased to $251 million and $322 million, respectively, up from $155 million and $320 million, respectively, in 2014
•	Specialty platform Adjusted Operating Income now represents 65% of our segment Adjusted Operating Income, which is up from 2% in 2005

•	Increased our dividend 20% to $0.12 per quarter, representing the fifth consecutive year of increases and a 200% increase from when we initiated quarterly dividends in 2011

•	Strong balance sheet and free cash flow, as total cash and liquidity ended the year at $280 million and $622 million, respectively. Modest Net Debt to Adjusted EBITDA ratio of 2.1x

(1)	Adjusted Earnings Per Share, Adjusted Operating Income, Adjusted EBITDA and Net Debt to Adjusted EBITDA reported in this proxy statement differ from what is reported under United States Generally Accepted Accounting Principles (“GAAP”). See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Our Company has delivered 25 consecutive quarters of strong Adjusted Earnings Per Share growth.

Adjusted Earnings Per Share Growth

Share Appreciation

Our Company has delivered a positive return to shareholders over time that significantly outperforms our peer group, as reflected below.

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PROXY SUMMARY

Impact of Our Performance on Named Executive Officer 2015 Compensation

Our 2015 compensation results continue to reflect our objective pay-for-performance philosophy of aligning executive compensation directly with our financial performance.

Annual Incentive Plan

We set aggressive goals for each of our performance measures in our 2015 annual cash incentive program (the “2015 Annual Incentive Program”) under the PolyOne Corporation Senior Executive Annual Incentive Plan, as amended and restated (the “Annual Plan”). Our operational performance in 2015 resulted in the executive officers named in the 2015 Summary Compensation Table of this proxy statement (the “Named Executive Officers”) earning a below target payout under the 2015 Annual Incentive Program as noted below.

Mr. Patterson’s and Mr. Richardson’s Annual Plan opportunities are based on consolidated results. Total attainment for consolidated PolyOne under the 2015 Annual Incentive Program was 44.9%, with the components consisting of: (1) 50% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (2) 25% based on Working Capital as a Percentage of Sales attainment of 179.7% (2015 attainment of 9.7% measured against a target of 10%); and (3) 25% based on Revenue attainment of 0% (2015 attainment of $3,376.5 million measured against a target of $3,933.0 million).

Mr. Van Hulle and Mr. Nikrant have responsibility for business unit-specific results and while their performance goals based on Adjusted Operating Income are weighted 50% overall, their opportunities are based two-thirds on business unit-specific results and one-third on consolidated PolyOne Adjusted Operating Income results. For Mr. Van Hulle, whose 2015 results were based on the Color, Additives and Inks Plan, total attainment was 80.0%, with the components consisting of: (1) 33.3% based on business unit Adjusted Operating Income attainment of 90.1% (2015 attainment of $139.6 million measured against a target of $142.7 million); (2) 16.7% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (3) 25.0% based on Working Capital as Percentage of Sales attainment of 200.0% (2015 attainment of 9.5% measured against a target of 10.1%); and (4) 25.0% based on Revenue attainment of 0% (2015 attainment of $842.2 million measured against a target of $906.6 million). For Mr. Nikrant, whose 2015 results were based on the Specialty Engineered Materials Plan, total attainment was 70.1%, with the components consisting of: (1) 33.3% based on business unit Adjusted Operating Income attainment of 61.4% (2015 attainment of $80.8 million measured against a target of $88.8 million); (2) 16.7% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (3) 25.0% based on Working Capital as Percentage of Sales attainment of 198.7% (2015 attainment of 9.2% measured against a target of 9.6%); and (4) 25.0% based on Revenue attainment of 0% (2015 attainment of $556.8 million measured against a target of $605.5 million).

Mr. Newlin was not eligible for a payout under the 2015 Annual Incentive Program per the terms of his Letter Agreement (as that term is defined herein). As part of her severance compensation, Ms. McAlindon received a pro-rata portion of what she would have received under the 2015 Annual Incentive Program, based on the amount of time during 2015 that she was with the Company.

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PROXY SUMMARY

Long-Term Incentive Plan

As a result of strong earnings growth measured over the past three years, in 2015, the Named Executive Officers earned a 200% cash-settled performance unit payout under PolyOne’s 2010 Equity and Performance Incentive Plan, as amended (the “Amended Long-Term Incentive Plan”). The payout was earned by PolyOne exceeding cumulative Adjusted Earnings Per Share targets over four, equally-weighted performance periods as noted below.

2013 – 2015 Cash-Settled Performance Units Performance Measure: Adjusted Cumulative Earnings Per Share
Performance Periods	Weighting	2013 - 2015 Target	2013 - 2015 Results	Payout %
January 1, 2013 – December 31, 2013	25%	$1.21	$1.39	200%
January 1, 2014 – December 31, 2014	25%	$1.21	$1.80	200%
January 1, 2015 – December 31, 2015	25%	$1.34	$1.96	200%
January 1, 2013 – December 31, 2015	25%	$3.76	$5.15	200%
Total Attainment				200%

All financial measures (targets and results) reported in the above tables were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the Annual Plan and 2013 - 2015 Amended Long-Term Incentive Plan and as approved by the Board. For information on the terms and conditions of these incentive plans, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement (beginning on Page 32).

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PROXY STATEMENT

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated April 1, 2016

Our Board respectfully requests your proxy for use at the Annual Meeting to be held at PolyOne’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 12, 2016, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card or vote by telephone or over the Internet as described below. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted: (1) to elect the nominees listed on pages 7 through 11 of this proxy statement; (2) to approve, on an advisory basis, our Named Executive Officer compensation for the fiscal year ended December 31, 2015; and (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and the PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

You may also submit your proxy by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

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ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board currently consists of 11 Directors. On March 9, 2016, Stephen D. Newlin notified the Board that he intended to retire as a Director, effective as of the Company’s Annual Meeting of Shareholders on May 12, 2016. Thus, following the Annual Meeting and, assuming the election of all of the Board nominees, our Board will consist of 10 Directors.

Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the Annual Meeting immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must not receive the notice less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2017, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, other than William R. Jellison. Mr. Jellison was recommended to our Nominating and Governance Committee for election to the Board by a third-party search firm, Korn Ferry. Mr. Jellison was subsequently recommended by our Nominating and Governance Committee to the Board for election as a Director, and the Board elected Mr. Jellison as a Director on October 7, 2015. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. The reference below Farah Walter’s name to the term of service as a Director includes the period during which she served as a Director of The Geon Company (“Geon”), one of our predecessors. The information is current as of March 15, 2016.

Our Board recommends a vote FOR all the nominees listed below.

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ELECTION OF BOARD OF DIRECTORS

Richard H. Fearon	Gregory J. Goff

Age: 60 Director Since: 2004	Age: 59 Director Since: 2011

Lead Director of our Board since May 14, 2015. Vice Chairman and Chief Financial and Planning Officer of Eaton, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer of Eaton from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000. Mr. Fearon currently serves on the Board of Directors of Eaton.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our Company is specifically valued and utilized, especially through his participation as a member of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company.

President and Chief Executive Officer since May 2010 and Chairman since December 2014, of Tesoro Corporation, a leading company in the independent refining and marketing business. He is also Chairman and Chief Executive Officer of Tesoro Logistics LP, a NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Prior to joining Tesoro in 2010, Mr. Goff worked for ConocoPhillips Corporation, an integrated energy company, where he held a number of senior leadership positions from 2008 to 2010, most recently Senior Vice President Commercial. Mr. Goff serves as a director of American Fuel and Petrochemical Manufacturers (AFPM), including as Chairman of AFPM’s Board in 2015, the National Advisory Board for the University of Utah’s David Eccles School of Business and the National Society for High School Scholars. From 2008 to 2010, Mr. Goff served on the Board of Directors of DCP Midstream CP, LLC.

Qualifications, Attributes, Skills and Experience:

We believe that, as a Board member with proven leadership capabilities and as an executive who has extensive international business experience across Europe, Asia and Latin America, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with valuable experience that can enhance our Board.

7

ELECTION OF BOARD OF DIRECTORS

William R. Jellison	Sandra Beach Lin

Age: 58 Director Since: 2015	Age: 58 Director Since: 2013

Vice President, Chief Financial Officer of Stryker Corporation, one of the world’s leading medical technology companies, since 2013. Mr. Jellison expects to retire from Stryker, effective March 31, 2016. Prior to joining Stryker, Mr. Jellison served as the Senior Vice President and Chief Financial Officer of Dentsply International, the world’s largest manufacturer of professional dental products, from 1998 to 2013, except for a roughly two-year period of time between 2002 and 2005 when he was a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions located in the U.S., Europe and Asia. Mr. Jellison began his career with the Donnelly Corporation, a publicly traded international automotive parts supplier, where he served in several senior leadership roles, advancing to Vice President of Finance.

Qualifications, Attributes, Skills and Experience:

As our newest Board member, we believe that Mr. Jellison brings a unique perspective, especially with respect to opportunities to further specialize in the healthcare industry. In addition, Mr. Jellison brings substantial financial experience from a large, publicly-traded company to the Board. In addition, his experience abroad provides him with diverse operating experiences in international markets, which provides the Board with a meaningful global business perspective. Mr. Jellison is able to use his experience in serving as an executive at a respected medtech company to guide our Board in driving further specialization.

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company. Ms. Lin served in this role from August 2010 until December 2011. She was Executive Vice President, then Corporate Executive Vice President at Celanese Corporation, a global hybrid chemical company from 2001 until 2010. Ms. Lin currently serves on the Boards of Directors of WESCO International, Inc., American Electric Power Company, Inc. and Interface Biologics Inc.

Qualifications, Attributes, Skills and Experience:

We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also serves as a director for two other public companies and one privately-held biomedical polymer company, which provides her with additional experience she utilizes while serving as a valued member of our Board.

8

ELECTION OF BOARD OF DIRECTORS

Richard A. Lorraine	Robert M. Patterson

Age: 70 Director Since: 2008	Age: 43 Director Since: 2014

Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation.

Qualifications, Attributes, Skills and Experience:

Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our Company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

President and Chief Executive Officer of PolyOne since May 2014. Mr. Patterson served as Executive Vice President and Chief Operating Officer of PolyOne from March 2012 until May 2014, as Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and as PolyOne’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience:

We believe that, as our Chief Executive Officer and in light of his prior executive experience, Mr. Patterson is particularly well qualified to serve on our Board and as our next Chairman, as his past and future service enables him to develop comprehensive knowledge of the various segments of our industry and business and of the critical internal and external challenges we face. His responsibility for developing and executing the annual operating plans and strategic plans provide him with the knowledge and experience needed to provide unique and valuable input to our Board.

9

ELECTION OF BOARD OF DIRECTORS

William H. Powell	Kerry J. Preete

Age: 70 Director Since: 2008	Age: 55 Director Since: 2013

Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Granite Construction Incorporated and FMC Corporation. From 2007 to 2011, he also served on the Board of Directors of Arch Chemicals, Inc.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Powell’s previous employment as a Chief Executive Officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a Director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Executive Vice President, Global Strategy for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience:

Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to PolyOne as it continues into the future. Further, his global experience and understanding will assist PolyOne in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience are assets to PolyOne’s Board.

10

ELECTION OF BOARD OF DIRECTORS

Farah M. Walters	William A. Wulfsohn

Age: 71 Director Since: 1998	Age: 54 Director Since: 2011

President and Chief Executive Officer of QualHealth, LLC, a health care consulting firm. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters currently serves on the Board of Directors of Celanese Corporation. From 1993 to 2006, Ms. Walters served on the Board of Directors of Kerr-McGee Corp. From 2003 to 2006, Ms. Walters served on the Board of Directors of Alpharma Inc.

Qualifications, Attributes, Skills and Experience:

Ms. Walters’ extensive business experience provides her with the attributes and skills that uniquely qualify her to serve as a member of our Board of Directors. She has over ten years of experience as a chief executive officer and a proven track record of success in a leadership role. Further, she has served on the Board of Directors of other public companies, including those in the chemical industry. Ms. Walters’ business experience has provided her with the necessary background to allow her to provide practical and relevant advice on the issues facing our Company.

Chairman and Chief Executive Officer of Ashland Inc., a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets, since January 2015. From July 2010 until December 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation, a manufacturer of stainless steel, titanium and other specialty metals and engineered products, and was a director of Carpenter from April 2009 until December 2014. From 2005 to 2010, he served as Senior Vice President, Coatings of PPG Industries, a global supplier of coatings and specialty products and services, and from 2003 to 2005, as Vice President, Coatings and Managing Director, PPG Europe. Prior to joining PPG, Mr. Wulfsohn worked in various capacities for Morton International, Rohm & Haas, Honeywell and McKinsey & Company.

Qualifications, Attributes, Skills and Experience:

We believe that Mr. Wulfsohn is a valuable addition to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

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ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.

Currently, advisory “Say on Pay” votes are scheduled to be held once every year. The next advisory vote on Named Executive Officer compensation is expected to occur at our 2017 Annual Meeting.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract, Motivate and Help Retain Management	Competing effectively to attract, motivate and help retain a management team that leads in setting and achieving the overall goals and objectives of PolyOne.
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial performance goals are achieved.
Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine PolyOne’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2015 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company’s recent and long-term success.

Our Board recommends a vote FOR Proposal 2 to approve, on an advisory basis, our Named Executive Officer compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our 2015 performance was aligned with our pay-for-performance objectives, our Company’s performance and shareholder interests.

“RESOLVED, that the compensation paid to PolyOne’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

12

AUDIT

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. The Board recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2015.

Our Board recommends a vote FOR Proposal 3 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees. Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, review of registration statements filed with the SEC, accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $3.7 million in 2015 and $3.4 million in 2014. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2015 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees. Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $0.1 million in 2015 and $0.1 million in 2014. The Audit Committee pre-approved all audit-related fee arrangements billed for 2015.

Tax Fees. Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $1.7 million in 2015 and $1.3 million in 2014. The Audit Committee pre-approved all tax fee arrangements billed in 2015.

All Other Fees. No fees for other services were billed in 2015 and 2014.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate pre-

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AUDIT

approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management and the independent auditor including any significant changes in the Company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditor management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2015.

The Committee reviewed with the independent auditor, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditor its report on the Company’s internal control over financial reporting at December 31, 2015, including the basis for its conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by applicable auditing standards. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit, audit-related and non-audit services and fees provided to the Company by the independent auditor. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting.

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AUDIT

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditor for the year 2016.

All members of the Audit Committee concur in this report.

The Audit Committee of

the Board of Directors

Richard H. Fearon

William R. Jellison

Sandra B. Lin

Richard A. Lorraine, Chairperson

William A. Wulfsohn

February 10, 2016

15

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Nominating and Governance Committee, must affirmatively determine that a given director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the New York Stock Exchange (“NYSE”).

In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.

•	If the Director is an executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;

•	If the Director is a director of any organization to which the Company has made, or from which the Company has received payments for property or services, and the director was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Board performed its independence review for 2015 earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of Richard H. Fearon, Gregory J. Goff, William R. Jellison, Sandra B. Lin, Richard A. Lorraine, William H. Powell, Kerry J. Preete, Farah M. Walters and William A. Wulfsohn is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and the Chief Executive Officer (“CEO”), and also has served as the key liaison between the independent Directors and Mr. Newlin as Executive Chairman. Following Mr. Newlin’s retirement as Executive Chairman, the Lead Director will continue to facilitate communications between Mr. Patterson, as Chairman and CEO, and the other members of the Board. The Lead Director is also responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Fearon has served as our Lead Director since May 2015.

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CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Newlin has been the Executive Chairman since May 2014. On March 9, 2016, Mr. Newlin notified the Board that he intended to retire as a Director, effective as of the Company’s Annual Meeting of Shareholders on May 12, 2016. The Board named Mr. Patterson as Chairman, effective upon Mr. Newlin’s retirement from the Board. Mr. Newlin served as Chairman, President and Chief Executive Officer of PolyOne from February 2006 until May 2014. Mr. Patterson, also a Director, has been President and Chief Executive Officer since May 2014. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of PolyOne. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the board process.

Board’s Oversight of Risk

Our Board oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for PolyOne overall.

Our Board administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by PolyOne relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management by fostering a culture of risk-adjusted decision-making throughout PolyOne. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board believes that its leadership structure supports the risk oversight function of the Board, but that the risk oversight function otherwise has no effect on the Board’s leadership structure.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and Securities and Exchange (“SEC”) regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and

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CORPORATE GOVERNANCE

Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board

Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board and Committees

Board Attendance

The Board met six times during 2015, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend the Annual Meeting. In 2015, all of our Directors serving at that time attended the Annual Meeting.

Board Committees

As of the date of this proxy statement, our Board has 11 Directors and the following four committees: Audit, Compensation, Nominating and Governance and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

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CORPORATE GOVERNANCE

Audit Committee – Primary Responsibilities and Requirements

•    Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements

NUMBER OF MEETINGS IN 2015: 9

• Exercises oversight of our independent auditors, internal auditors and financial management	COMMITTEE MEMBERS: R.H. Fearon W.R. Jellison S.B. Lin R.A. Lorraine (C) W.A. Wulfsohn
• Appoints the independent auditors to serve as auditors in examining our corporate accounts

•    All members of the Audit Committee meet (1) the financial literacy and independence requirements as set forth in the NYSE listing standards; and (2) the requirements of an “audit committee financial expert” as defined by the SEC

• PolyOne’s common shares are listed on the NYSE and are governed by its listing standards

C Chair of the Committee

Compensation Committee – Primary Responsibilities and Requirements

•    Reviews and approves the compensation and other benefits afforded our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for Directors are subject to the approval of the Board

NUMBER OF MEETINGS IN 2015: 5

•    Works with PolyOne senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices

COMMITTEE MEMBERS: W.H. Powell(C) K.J. Preete F.M. Walters W.A. Wulfsohn
• Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs*
• Assesses the independence of its consultants **
• Oversees the process by which the Board annually evaluates the performance of the CEO
• All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

C Chair of the Committee

* In 2015, the Compensation Committee, assisted by Towers Watson (the “Consultant”), analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives for our executive officers. In analyzing competitive market data, the Compensation Committee reviewed data from a peer group of similarly-sized United States chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Compensation Committee in benchmarking base salaries and annual and long-term incentive targets. More detailed information about the compensation awarded to our executive officers in 2015 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

**The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to PolyOne by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services under $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.

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CORPORATE GOVERNANCE

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”), in assessing the independence of the Consultant. The Compensation Committee reviewed each factor as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

Nominating and Governance Committee – Primary Responsibilities and Requirements

•    Identify individuals qualified to become Board members, consistent with criteria approved by the Board*

•    Select, or recommend that the Board select, the Director nominees for the next Annual Meeting

•    Consider and recommend to the Board annual Committee assignments

•    Develop, review and recommend to the Board corporate governance guidelines applicable to PolyOne and directorship practices

•    Oversee the annual evaluation of the Board

•    All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards

NUMBER OF MEETINGS IN 2015: 2
COMMITTEE MEMBERS: R.H. Fearon (C) G.J. Goff R.A. Lorraine F.M. Walters

C Chair of the Committee

* The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director on page 6. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board are selected on the basis of the following criteria:

•	Business or professional experience;
•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;
•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
•	Substantial accomplishments with demonstrated leadership capabilities;
•	Freedom from outside interests that conflict with our best interests;
•	The diversity of backgrounds and experience each member will bring to the Board; and
•	Our needs from time to time.

The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. We consider diversity to include differences in race, gender and national origin, as well as differences in viewpoint, background, experience and skills. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

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CORPORATE GOVERNANCE

The Nominating and Governance Committee is responsible for ensuring that the Board evaluates its performance on an annual basis. The director evaluation process includes self-evaluation of the Board as a whole and of each Board committee, as well as a peer evaluation. In addition, the Lead Director discusses overall Board effectiveness with each individual Director on an annual basis.

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements

•    The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations

NUMBER OF MEETINGS IN 2015: 2
COMMITTEE MEMBERS: G.J. Goff (C) S.B. Lin S.D. Newlin R.M. Patterson K.J. Preete

C Chair of the Committee

The Board and each Committee also conduct an annual self-evaluation and each Board member completes an assessment of his or her peers.

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NON-EMPLOYEE DIRECTOR COMPENSATION

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

In 2015, we paid our non-employee Directors an annual retainer of $200,000 (payable in quarterly installments in arrears) consisting of $90,000 in cash and $110,000 in value of fully vested common shares. In 2015, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer and the equity award value. These compensation elements were benchmarked against PolyOne’s peer group as well as other applicable general industries. This analysis demonstrated that the Directors’ compensation approximated the median of our peer group. As a result, no changes were made to the Directors’ cash retainer and equity award value for the balance of 2015.

We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended; and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below, which were not increased in 2015. We reimburse Directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers
Lead Director	$25,000
Chair, Audit Committee	$16,000
Chair, Compensation Committee	$12,500
Chair, Environmental, Health and Safety Committee	$10,000
Chair, Nominating and Governance Committee	$10,000

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”), which was amended and restated effective May 20, 2014. Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2015, we awarded shares to Directors under our Long-Term Incentive Plan (as defined herein). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares accrued for the benefit of the participating Directors.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total (c) ($)
R.H. Fearon	118,006	110,000	228,006
G.J. Goff	100,000	110,000	210,000
G.D. Harnett	46,263	40,743	87,006
W.R. Jellison	21,033	25,692	46,725
S.B. Lin	90,000	110,000	200,000
R.A. Lorraine	100,110	110,000	210,110
W.H. Powell	102,500	110,000	212,500
K.J. Preete	90,000	110,000	200,000
F.M. Walters	90,000	110,000	200,000
W.A. Wulfsohn	90,000	110,000	200,000

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NON-EMPLOYEE DIRECTOR COMPENSATION

Fees Earned or Paid in Cash (column (a))

Non-employee Directors may defer payment of all or a portion of their $90,000 annual cash retainer (payable in quarterly installments in arrears), as well as meeting and committee chairperson fees into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director or committee chairperson in any applicable quarter.

Stock Awards (column (b))

Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of $110,000 in value of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter and rounding to a whole share as partial shares are not issued. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2015 — $37.275 (737 shares); June 30, 2015 — $38.92 (706 shares); September 30, 2015 — $29.54 (930 shares); and December 31, 2015 — $31.995 (859 shares). The value of the stock award is prorated based upon time served as a Director in any applicable quarter.

Option Awards Outstanding and Fully-Vested Deferred Shares

As of December 31, 2015, there were no outstanding stock options held by non-employee Directors and no stock option exercises were conducted by our Directors in 2015. The number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below.

Name	Deferred Stock Awards: Number of Deferred Shares(1) (#)
R.H. Fearon	-
G.J. Goff	-
G.D. Harnett (2)	-
W.R. Jellison	1,460
S.B. Lin	11,014
R.A. Lorraine	57,164
W.H. Powell	50,695
K.J. Preete	6,159
F.M. Walters	13,352
W.A. Wulfsohn	17,175

(1)	Dividends paid on shares held in the Deferred Compensation Plan are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares reflects shares acquired through dividend reinvestment from 2011 through 2015 (including the fourth quarter dividend declared on October 8, 2015 to shareholders of record on December 18, 2015, which was paid on January 7, 2016).

(2)	Mr. Harnett retired from service on the Board in 2015. A lump sum retirement distribution of 104,283 shares was made from the Deferred Compensation Plan on May 14, 2015. Residual second quarter dividends reinvested in PolyOne stock of 341 shares were distributed from the Deferred Compensation Plan on July 7, 2015.

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OWNERSHIP OF POLYONE SHARES

OWNERSHIP OF POLYONE SHARES

Beneficial Ownership of Our Common Shares

The following table shows the number of our common shares beneficially owned on March 1, 2016 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2015 Summary Compensation Table on page 42 and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)		Right to Acquire Shares		Total Beneficial Ownership
Richard H. Fearon	82,862		-		82,862
Gregory J. Goff	16,772		-		16,772
William R. Jellison	8,460	(3)	-		8,460
Sandra B. Lin	13,018	(3)	-		13,018
Richard A. Lorraine	57,164	(3)	-		57,164
William H. Powell	82,583	(3)	-		82,583
Kerry J. Preete	12,847	(3)	-		12,847
Farah M. Walters	161,796	(3)	-		161,796
William A. Wulfsohn	17,175	(3)	-		17,175
Robert M. Patterson	213,790		67,655	(4)	281,445
Bradley C. Richardson	9,472		-		9,472
Stephen D. Newlin	195,348		124,980	(4)	320,328
John V. Van Hulle	45,898		2,210	(4)	48,108
Craig M. Nikrant	53,641		13,140	(4)	66,781
Julie A. McAlindon(2)	22,109		-		22,109
23 Directors and executive officers as a group	1,110,196		271,492	(4)	1,381,688

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan (as defined herein), a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending March 1, 2016, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director or executive officer beneficially owned, on March 1, 2016, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 1.6% of the outstanding common shares.

(2)	Ms. McAlindon served as PolyOne’s Senior Vice President, President of Designed Structures and Solutions. Beneficial ownership information for the number of shares owned for Ms. McAlindon is based on information contained in the last Form 4 with respect to PolyOne filed by her. Ms. McAlindon had no outstanding and exercisable stock-settled stock appreciation rights (“SARs”) as of March 1, 2016.

(3)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: W.R. Jellison, 1,460 shares; S.B. Lin, 11,014 shares; R.A. Lorraine, 57,164 shares; W.H. Powell, 50,695 shares; K.J. Preete, 6,159 shares; F.M. Walters, 13,352 shares; and W.A. Wulfsohn, 17,175 shares.

(4)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of March 1, 2016 at $27.52, the closing market price of PolyOne’s common shares on March 1, 2016. For Messrs. Patterson and Newlin and certain other executive officers, this amount also includes the number of restricted stock units scheduled to vest within 60 days of March 1, 2016.

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OWNERSHIP OF POLYONE SHARES

The following table shows information relating to all persons who, as of March 1, 2016, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares
BlackRock, Inc. 55 East 52nd Street New York, New York 10022(1)	7,508,703	8.7
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	6,031,995	7.0

(1)	As of December 31, 2015, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by BlackRock, Inc., which reported that BlackRock, Inc., together with certain of its affiliates, had sole voting power with respect to 7,307,362 of these shares and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2015, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by The Vanguard Group, Inc., which reported that The Vanguard Group, Inc., together with certain of its affiliates, had sole voting power with respect to 194,520 of these shares, shared voting power with respect to 5,000 of these shares, sole dispositive power with respect to 5,837,875 of these shares and shared dispositive power with respect to 194,120 of these shares.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum level of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors are either meeting, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. These policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2015 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied except for one Form 4 regarding one transaction for Michael E. Kahler, which was filed one day late.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section highlights significant Compensation Committee and Company actions that occurred in 2015. In addition, it illustrates the relationship between the compensation of our Named Executive Officers and how we measure Company performance. Our Named Executive Officers for 2015 were:

Name	Title
Robert M. Patterson	President and Chief Executive Officer
Bradley C. Richardson	Executive Vice President, Chief Financial Officer
Stephen D. Newlin	Executive Chairman
John V. Van Hulle	Senior Vice President, President of Global Color, Additives and Inks
Craig M. Nikrant	Senior Vice President, President of Global Specialty Engineered Materials
Julie A. McAlindon(1)	Former Senior Vice President, President of Designed Structures and Solutions

(1)	Ms. McAlindon served as our Senior Vice President, President of Designed Structures and Solutions until her separation from service on May 15, 2015. Please see the “Potential Payments Upon Termination or Change of Control” section of this proxy statement for a discussion of the terms and conditions of her separation from service.

How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) attract and help retain talented executives; (2) reward employees for generating consistent improvement in Company performance; and (3) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value. We believe that executive compensation, both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:

•	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

•	Return to shareholders over time.

How our compensation programs contribute to our Company’s success is described below.

Key 2015 Company Performance Results.(1) PolyOne delivered strong performance results in 2015. The Compensation Committee believes that Mr. Patterson and our other Named Executive Officers have performed well in a challenging global environment and that their compensation is commensurate with this performance. The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2014	2015	Change
Stock Price Per Share(2)	$37.91	$31.76	-16%
Adjusted Earnings Per Share	$1.80	$1.96	9%
Adjusted Operating Income(3)	$320	$322	1%
Revenue	$3,836	$3,378	-12%
Working Capital as a Percentage of Sales	9.9%	9.7%	-20 bps

(1)	Adjusted Earnings Per Share and Adjusted Operating Income for consolidated PolyOne reported in this proxy statement differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

(2)	Represents our closing stock price on the last trading day of the applicable fiscal year.

(3)	Our specialty platform Adjusted Operating Income represents 65% of our segment Adjusted Operating Income, up from 2% in 2005.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, we have achieved 25 consecutive quarters of Adjusted Earnings Per Share growth. Since our transformation began in 2006, our earnings per share has grown at a compounded annual growth rate of 36%. We delivered record Adjusted Earnings Per Share in 2015 of $1.96.

Return to Shareholders. Delivering 25 consecutive quarters of Adjusted Earnings Per Share expansion, driven by record levels of profit and profitability, has created shareholder value. This accomplishment was the result of our aggressive goal setting and relentless efforts to execute our proven four-pillar strategy of specialization, globalization, commercial excellence and operational excellence.

Pay-for-Performance: 2015 Compensation Outcomes. Our 2015 compensation results continued to reflect our objective pay-for-performance philosophy of aligning executive compensation directly with our financial performance.

•	2015 Annual Incentive Program: The 2015 Annual Incentive Program uses Adjusted Operating Income, Working Capital as a Percentage of Sales and Revenue to drive desired behavior that impacts shareholder value. We increased the goals for each of the objective financial performance measures in our annual incentive program from 2014 to 2015. Our 2015 financial performance resulted in achievement above target level for our exceptional Working Capital as a Percentage of Sales performance on a consolidated basis and for all business units; above threshold levels for our Color and Engineered Materials business units’ Adjusted Operating Income performance and at zero for all others and on a consolidated basis; and at zero for Revenue performance. As a result, the Named Executive Officers participating in the corporate 2015 Annual Incentive Program received a payout based on 44.9% attainment. Mr. Van Hulle received a payout based on 80.0% attainment resulting from our Color, Additives and Inks business performance. Mr. Nikrant received a payout based on 70.1% attainment resulting from our Specialty Engineered Materials business performance. Ms. McAlindon did not receive a payment under the 2015 Annual Incentive Program for 2015 due to her separation from service, but as part of her severance compensation, she received a pro-rata portion of what she would have received under the 2015 Annual Incentive Program based on the amount of time during 2015 that she was with the Company. The description set forth on pages 33-35 highlights the key financial results that were used in determining payouts to our Named Executive Officers under our 2015 Annual Incentive Program.

•	Amended Long-Term Incentive Plan: We used Adjusted Earnings Per Share as the performance measure for our 2013 – 2015 Amended Long-Term Incentive Plan cash-settled performance units in order to drive improvements in shareholder value. Due to strong performance over the past three years, the Named Executive Officers received a payout under this award based on 200% attainment. The description set forth on pages 37-38 highlights the key financial results that were used in determining payouts to our Named Executive Officers for 2015.

Listening to Shareholders. At the 2015 Annual Meeting, we held our fifth annual advisory vote on Named Executive Officer compensation. 86% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results as well as other input from conversations held with investors and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the

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COMPENSATION DISCUSSION AND ANALYSIS

voting results for the proposal. At the 2016 Annual Meeting, we will again hold an advisory vote to approve Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

We align shareholder interests with our executive compensation	✓ Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance.

We avoid excessive risk while fostering sustainable Company growth

✓     Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, which include a risk assessment of executive compensation programs that is performed each year.

✓ Stock ownership guidelines required for all Named Executive Officers.

✓ Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants.

We adhere to executive compensation best practices

✓     No excise tax gross-up for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits.

✓ In 2015, we adopted a clawback policy applicable to all executive officers.

✓ Prohibit Named Executive Officers from hedging or pledging our securities.

✓ The Compensation Committee uses an independent consultant to help assess compensation practices that impact Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving our strong financial results and aligning pay with performance for 2015 and are intended to attract and help retain a highly experienced, successful team to manage PolyOne. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders.

2015 Pay-for-Performance Analysis. As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative TSR on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period December 31, 2010 to December 31, 2015, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Our performance has exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

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COMPENSATION DISCUSSION AND ANALYSIS

We believe that the returns to shareholders shown in the graph above indicate that our pay-for-performance philosophy, compensation plan design and selected performance measures are working, and have resulted in performance that has provided increased value to our shareholders over the long-term.

We also believe that the compensation of our Named Executive Officers has been commensurate with our performance results. The Company has been highly effective at driving margin growth in the transformation of PolyOne to a high performing global specialty company. By refocusing the sales force on value and profits versus volumes, and emphasizing specialty businesses versus those more commodity in nature, Mr. Patterson and our senior management team have driven substantial earnings growth.

The following graph provides a historical perspective, comparing Mr. Patterson’s pay (as disclosed in the Summary Compensation Table for 2014 and 2015) and our performance to the pay-for-performance of our peer group for 2014-2015 (for TSR) and 2013-2014 (for pay). Mr. Patterson’s Summary Compensation Table compensation is low compared to our recent performance, with his pay approximating the fifth percentile of our peers while our performance was at the 50th percentile.

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COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this graph, pay is defined as the two-year sum of Summary Compensation Table pay for all applicable elements including base salary, stock and option awards at grant value, non-equity incentive plan compensation and all other compensation. Two-year performance is based on two-year TSR (2014-2015). The peers used in this graph include those listed on page 31 of this proxy statement.

Executive Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. We reward our executives for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit(s) for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and help retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Help ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs.

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2015 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) benchmarking compensation so we could align base salaries, annual incentive targets and long-term incentive targets with our competitive market pay philosophy discussed below, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.

Competitive Market Pay Information and Benchmarking. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We analyze competitive market compensation data annually relating to salary, annual incentives and long-term incentives. The Compensation Committee generally manages individual components of compensation and initially targets total direct compensation relative to the median (50th percentile) of the competitive market data. However, the Compensation Committee considers other factors as well, such as the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees, to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. We also periodically analyze competitive market data relating to retirement benefits and other benefits. The Compensation Committee obtains advice and recommendations from the Consultant in these and other areas of total compensation.

In analyzing competitive market data for the purpose of determining the market median for 2015, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical companies to establish an estimate of market compensation for our senior executives. This approach provided insight into specific practices at business competitors or companies facing similar operating challenges.

We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had identified PolyOne as a

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COMPENSATION DISCUSSION AND ANALYSIS

peer. Each of the companies constituting our peer group met a majority of the primary criteria that were established. Based on this review, we determined that the existing compensation peer group was appropriate for 2015 and thus remained unchanged from the previous year other than the elimination of Rockwood Holdings, Inc., which was acquired in 2015. The group consists of the following 17 companies:

PolyOne Peer Group
Albemarle Corporation	Cytec Industries Inc.*	International Flavors & Fragrances Inc.
A. Schulman, Inc.	Eastman Chemical Company	RPM International Inc.
Ashland, Inc.	Ecolab, Inc.	Sigma-Aldrich Corporation*
Axiall Corporation	Ferro Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	FMC Corporation	The Valspar Corporation
Celanese Corporation	H.B. Fuller Company

* Cytec Industries Inc. and Sigma Aldrich Corporation were acquired during 2015 and will subsequently be removed from the peer group going forward.

Financial and operating statistics for our 2015 peer group are summarized below:

Factor	Median Peer Group Comparator 2014 Financials	2015 PolyOne Results
Company Revenue	$3.6 billion	$3.4 billion
Total Asset Size	$4.2 billion	$2.6 billion
Employee Numbers	6,200	6,900

The second independent source of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to other applicable general industries. The Consultant specifically used the following surveys: the Consultant’s executive compensation database; the Consultant’s Top Management Compensation Survey and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. PolyOne did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in this analysis.

Review of 2015 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives and relative market practices.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department to provide greater context for the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, and long-term incentives, and are reviewed by the Consultant.

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the other Named Executive Officers, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2014 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Pay and Why: Elements of Compensation

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total direct compensation provided to our Named Executive Officers (referred to as NEOs), except for Mr. Newlin as he was not eligible for either an annual incentive or long-term incentive in 2015 per the terms of his Letter Agreement. Detailed information follows the chart below.

While the Compensation Committee does consider compensation relative to market medians, it does not target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with PolyOne, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Base Salary. Base salaries for our Named Executive Officers in 2015 were individually determined by the Compensation Committee after consideration of: (1) the CEO’s recommendations (for all Named Executive Officers other than the CEO); (2) breadth, scope and complexity of the executive’s role; (3) internal equity; (4) current compensation; (5) tenure in position; (6) market pay levels and trends around merit increases; (7) relative position of the Named Executive Officer’s salary to the market median for the executive’s role; and (8) individual performance.

The Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2015: Mr. Patterson’s base salary was increased from $800,000 to $900,000 to closer align his salary with that of the market median for CEOs and his tenure in the position; Mr. Richardson’s base salary was increased from $540,000 to $557,000; Mr. Van Hulle’s base salary was increased from $435,000 to $449,000; and Mr. Nikrant’s base salary was increased from $364,000 to $405,000 due to his strong business performance and to align his salary with that of the market median. Mr. Newlin’s base salary was reduced from $1,050,000 to $655,850 in accordance with the terms of his Letter Agreement, as that term is defined herein. Ms. McAlindon did not receive a salary increase in 2015 and her salary at the time of her separation from service was $315,000.

The amounts listed above were base salaries in effect on December 31 of each applicable year. For Messrs. Patterson, Richardson, Newlin, Van Hulle and Nikrant, actual salary received as shown in the 2015 Summary Compensation Table of this proxy statement was prorated based on base salary rates in effect before and after the effective dates of the changes. Based on the competitive market data provided by the Consultant, we determined that

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COMPENSATION DISCUSSION AND ANALYSIS

the 2015 salaries of the Named Executive Officers were within a range of 11% above to 6% below the 2015 market medians for comparable positions (Mr. Newlin was excluded from this analysis as his salary is determined by the terms of his Letter Agreement and Ms. McAlindon was excluded from this analysis as she was no longer with the Company at the time this analysis was performed).

Annual Incentive. We pay an annual incentive in accordance with our Annual Plan to (1) reward our Named Executive Officers for achieving specific performance goals that would advance our profitability, (2) drive key business results, and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2015 individual annual incentive opportunities (expressed as a percentage of base pay) that were approved by the Compensation Committee and as in effect as of December 31, 2015 are: Mr. Patterson – 100%; Mr. Richardson – 65%; Messrs. Van Hulle and Nikrant and Ms. McAlindon – 55%. Mr. Newlin did not receive a 2015 annual incentive award. None of the Named Executive Officers received an increase in annual incentive opportunity in 2015 as all were determined to be at or near market median with respect to this component.

Based on the competitive market data provided by the Consultant, we determined that the 2015 Annual Incentive Program target opportunities for the Named Executive Officers were within a range of at market to 15% below the 2015 market median for comparable positions. Mr. Patterson’s target opportunity for this component is 15% below the 2015 market median. This reflects the Compensation Committee’s intention to move Mr. Patterson’s pay toward the market median over time as he becomes a longer-tenured CEO. Mr. Newlin was excluded from this analysis as he did not receive a 2015 annual incentive award and Ms. McAlindon was excluded from this analysis as she was no longer with the Company at the time this analysis was performed.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures (described below), that we would maintain the same fundamental annual incentive design in 2015 that we used in 2014. The Compensation Committee’s evaluation demonstrated that the performance measures utilized for this program are the most critical elements of PolyOne’s performance for both 2014 and 2015 and, when combined, contribute to sustainable growth.

The 2015 Annual Incentive Program performance measures are described below.

•	Adjusted Operating Income. Adjusted Operating Income is defined as business unit and/or total Company Operating Income excluding special items (which consist of non-recurring items approved by our Compensation Committee).

•	Revenue. Revenue represents business unit sales or total Company net trade sales to third parties.

•	Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales is calculated by taking the average 13 months of business segment or total Company working capital divided by the sum of 12 months of 2015 business segment sales or total Company sales (where applicable), where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable. The calculation excludes Magenta, which was acquired in December 2015.

The payouts under the 2015 Annual Incentive Program are based on attainment with respect to target goals set for each individual performance measure. Rewardable attainment with respect to these performance measures ranges from 50% (threshold) to 200% (maximum) of goal. If achievement with respect to any performance measure falls between the threshold and target, or between the target and maximum, earned award amounts for that particular performance measure will be interpolated on a straight-line mathematical basis. If achievement with respect to any performance measure does not reach threshold, then that measure will be deemed to have 0% attainment. The performance measures for the 2015 Annual Incentive Program were weighted as outlined in the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

(1)	Mr. Van Hulle and Mr. Nikrant’s Adjusted Operating Income performance measures are based two-thirds on business unit-specific results and one-third on consolidated PolyOne results.

The Annual Plan, as it relates to the Named Executive Officers, contains a “negative discretion” feature. If at least threshold attainment levels are achieved, then Named Executive Officers are eligible for payments up to the maximum permitted under the Annual Plan provisions. Payouts are capped at 200% of a participant’s award amount at target. The Compensation Committee may use its negative discretion to make a final determination of the amount to be paid.

We set aggressive performance goals in 2015 under the Annual Plan that focused our efforts on those factors that we believed were critical to our ongoing success, including revenue growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall four pillar strategy of globalization, specialization, commercial excellence and operational excellence. The 2015 performance goals for our performance measures were set in accordance with our strategic plan framework. We viewed the targeted level of performance for each measure as challenging to achieve. The target goals and attainment levels for each Named Executive Officer are set forth below (dollars in millions). Progress against the Working Capital as a Percentage of Sales metric is reflected by lower levels of working capital, so results that are less than target are viewed as exceeding target performance.

Mr. Patterson’s and Mr. Richardson’s Annual Plan opportunities are based on consolidated results. Total attainment for consolidated PolyOne under the 2015 Annual Incentive Program was 44.9%, with the components consisting of: (1) 50% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (2) 25% based on Working Capital as a Percentage of Sales attainment of 179.7% (2015 attainment of 9.7% measured against a target of 10%); and (3) 25% based on Revenue attainment of 0% (2015 attainment of $3,376.5 million measured against a target of $3,933.0 million).

Mr. Van Hulle and Mr. Nikrant have responsibility for business unit-specific results and while their performance measures based on Adjusted Operating Income are weighted 50% overall, their opportunities are based two-thirds on business unit-specific results and one-third on consolidated Adjusted Operating Income results. For Mr. Van Hulle, whose 2015 results were based on the Color, Additives and Inks Plan, total attainment was 80.0%, with the components consisting of: (1) 33.3% based on business unit Adjusted Operating Income attainment of 90.1% (2015 attainment of $139.6 million measured against a target of $142.7 million); (2) 16.7% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (3) 25.0% based on Working Capital as Percentage of Sales attainment of 200.0% (2015 attainment of 9.5% measured against a target of 10.1%); and (4) 25.0% based on Revenue attainment of 0% (2015 attainment of $842.2 million measured against a target of $906.6 million). For Mr. Nikrant, whose 2015 results were based on the Specialty Engineered Materials Plan, total attainment was 70.1%, with the components consisting of: (1) 33.3% based on business unit Adjusted Operating Income attainment of 61.4% (2015 attainment of $80.8 million measured against a target of $88.8 million); (2) 16.7% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (3) 25.0% based on Working Capital as Percentage of Sales attainment of 198.7% (2015 attainment of 9.2% measured against a target of 9.6%); and (4) 25.0% based on Revenue attainment of 0% (2015 attainment of $556.8 million measured against a target of $605.5

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COMPENSATION DISCUSSION AND ANALYSIS

million). Due to her separation from service and as part of her severance compensation, Ms. McAlindon received a pro-rata portion of what she would have received under the 2015 Annual Incentive Program, based on the amount of time during 2015 that she was with the Company. For Ms. McAlindon, whose cash payout was based on the results of the Designed Structures and Solutions Plan, total attainment was 38.8%, with the components consisting of: (1) 33.3% based on business unit Adjusted Operating Income attainment of 0% (2015 attainment of $13.8 million measured against a target of $60.0 million); (2) 16.7% based on consolidated Adjusted Operating Income attainment of 0% (2015 attainment of $322.3 million measured against a target of $367.9 million); (3) 25.0% based on Working Capital as Percentage of Sales attainment of 155.4% (2015 attainment of 11.4% measured against a target of 11.6%); and (4) 25.0% based on Revenue attainment of 0% (2015 attainment of $455.6 million measured against a target of $605.0 million).

All short-term incentive plan awards have been made in accordance with the Annual Plan, which was unanimously approved and adopted by our Board on March 6, 2015 and approved by shareholders at the Annual Meeting in May 2015. Mr. Newlin was not eligible for a payout under the 2015 Annual Incentive Program.

Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. At the Annual Meeting in May 2010, our shareholders approved the Long-Term Incentive Plan under which we can provide long-term incentive awards to our executives. At the Annual Meeting in May 2012, our shareholders approved the first amendment to the Long-Term Incentive Plan. The 2015 awards were granted under the Amended Long-Term Incentive Plan.

On March 6, 2015, our Board unanimously approved and adopted the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Long-Term Incentive Plan”) which was approved by shareholders at the Annual Meeting in May 2015. Future long-term incentive plan awards are expected to be granted under the Long-Term Incentive Plan.

The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and are intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2015 under the Amended Long-Term Incentive Plan are based upon our closing stock price on December 31, 2014. The accounting value of each award is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim.

Mr. Newlin was not eligible for a 2015 long-term incentive award. The Compensation Committee approved the following decisions with respect to the individual long-term incentive opportunities of the Named Executive Officers for 2015, which were in effect as of February 2015 (the grant date of our annual long-term incentive awards): Mr. Patterson’s opportunity was increased from 150% to 325%, reflecting his promotion to CEO; Mr. Richardson’s opportunity continued to be 135%; Messrs. Van Hulle and Nikrant’s opportunities continued to be 100%; and Ms. McAlindon’s opportunity was increased from 90% to 100% based on market factors.

Based on 2015 competitive market data provided by the Consultant, we determined that the individual target opportunities granted to the Named Executive Officers in 2015 ranged from 5% to 60% below the 2015 market median for comparable positions. Mr. Patterson’s target opportunity is 60% below the 2015 market median. This reflects the Compensation Committee’s intention to move Mr. Patterson’s pay toward the market median as he becomes more tenured as CEO. Mr. Newlin was excluded from this analysis as he did not receive a 2015 long-term incentive award and Ms. McAlindon was excluded from this analysis as she was no longer with the Company at the time this analysis was performed.

Awards Granted in 2015. After a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2014 for the 2015 long-term incentive awards, which are listed below. We maintained this plan design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the Amended Long-Term Incentive Plan. Of these three vehicles, the cash-settled performance units and the SARs have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting as described in detail below. The restricted stock units (“RSUs”) are time-based awards that vest in their entirety on the third anniversary of the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

On February 4, 2015, we granted awards under the Amended Long-Term Incentive Plan to all our Named Executive Officers, except Mr. Newlin who was not eligible for a long-term incentive award per the terms of his Letter Agreement. Details regarding each component of this award are described below.

Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for a pre-defined performance period. The Compensation Committee maintained Adjusted Earnings Per Share as the 2015 performance measure in order to drive improvements in shareholder value. We will use the four performance periods and relative weightings listed below to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals ensures that Adjusted Earnings Per Share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

Performance Period	Weighting
January 1, 2015 through December 31, 2015	25%
January 1, 2016 through December 31, 2016	25%
January 1, 2017 through December 31, 2017	25%
January 1, 2015 through December 31, 2017	25%

The attainment level for the cash-settled performance units will be certified at the end of the three-year performance period. We established threshold, target and maximum Adjusted Earnings Per Share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved for a particular performance period, then no award will be paid to the participants for such performance period. The cash-settled performance units do not pay out until the payment date in order to serve as a retention vehicle and participants must generally be employed on the payment date to receive payment. The payment date will be a date in 2018 determined by the Compensation Committee (or its authorized delegate), which shall occur no later than March 15, 2018.

We do not disclose the specific, forward-looking Adjusted Earnings Per Share goals that we established for the cash-settled performance units granted in 2015 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2015 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once

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COMPENSATION DISCUSSION AND ANALYSIS

the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the Adjusted Earnings Per Share performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2015 for the Named Executive Officers are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the 2015 awards vest one-third upon the later of: (1) achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $38.27; and (2) time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. No performance hurdles were met in 2015. The SARs have an exercise term of ten years. The SARs granted in 2015 to the Named Executive Officers are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units. RSUs are designed to promote share ownership and enhance the retention of our executives. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement.

Actions Taken on Awards Granted in Prior Years. In February 2016, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted at the start of 2013 for the three-year performance period of January 1, 2013 through December 31, 2015. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our cumulative Adjusted Earnings Per Share over each performance period. For retention purposes, the performance units generally could not be paid until the payment date as approved by Compensation Committee (or its authorized delegate). The Named Executive Officers received a cash payout based on achieving 200% of the target level performance for this goal, reflected below.

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COMPENSATION DISCUSSION AND ANALYSIS

2013 – 2015 Cash-Settled Performance Units Performance Measure: Adjusted Cumulative Earnings Per Share*
Performance Periods	Weighting	2013 - 2015 Threshold	2013 - 2015 Target	2013 - 2015 Maximum	2013 - 2015 Results	Payout %
January 1, 2013 – December 31, 2013	25%	$1.13	$1.21	$1.33	$1.39	200%
January 1, 2014 – December 31, 2014	25%	$1.03	$1.21	$1.49	$1.80	200%
January 1, 2015 – December 31, 2015	25%	$1.05	$1.34	$1.81	$1.96	200%
January 1, 2013 – December 31, 2015	25%	$3.21	$3.76	$4.63	$5.15	200%
Total Attainment						200%

* All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the plans and as approved by the Compensation Committee.

Actual payouts of the cash-settled performance units granted in 2013 to the Named Executive Officers under the Amended Long-Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table of this proxy statement.

All equity awards outstanding as of December 31, 2015 are set forth in the Outstanding Equity Awards at 2015 Fiscal Year-End table of this proxy statement.

Other Aspects of Our Compensation Programs

The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2015.

Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2015 Pension Benefits” and “2015 Nonqualified Deferred Compensation” sections of this proxy statement.

•	A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”);

•	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “PolyOne Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations;

•	A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon his execution of a release and waiver and upon a “Qualifying Separation from Service” (as such term is defined herein).

Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (which has been phased out for newly hired executive officers), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits and an annual physical examination. The specific amounts attributable to the 2015 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2015 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by PolyOne. Tax gross-ups are provided for imputed income for spouse/guest travel.

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COMPENSATION DISCUSSION AND ANALYSIS

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States-based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation periods in 2015: Mr. Patterson — four weeks; Mr. Richardson — four weeks; Mr. Newlin — five weeks; Mr. Van Hulle — four weeks; Mr. Nikrant— four weeks; and Ms. McAlindon — four weeks.

Employment Agreement with Named Executive Officer. Mr. Newlin is a party to an employment agreement with us, as described below. We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a management continuity agreement, the details of which are described below and are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he served as our Chairman, President and Chief Executive Officer. We entered into this agreement in order to attract Mr. Newlin to PolyOne and set the terms of his employment. The agreement provided for specified equity awards that were intended to serve as an inducement to join PolyOne, set an initial base salary and provided for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. In addition, the agreement provided for certain payments upon termination of employment, as described more fully in “Potential Payments Upon Termination or Change of Control” section of this proxy statement. Mr. Newlin’s employment agreement was amended and restated as of July 16, 2008, to provide for a supplemental retirement benefit, as described in the “2015 Pension Benefits” section of this proxy statement. Mr. Newlin’s employment agreement was further amended and restated by letter agreement (the “Letter Agreement”), on March 6, 2014, in connection with his retirement as CEO (effective May 15, 2014) and further amended on February 10, 2016 to extend his employment to July 1, 2016.

Under the Letter Agreement, Mr. Newlin is entitled to receive an annual salary of $655,850, which was reduced from his previous salary of $1,050,000 effective May 15, 2015. Further information regarding the Letter Agreement is detailed in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Departure of Former Executive. PolyOne and Ms. McAlindon agreed that Ms. McAlindon would step down from her position as Senior Vice President, President of Designed Structures and Solutions effective May 15, 2015. In conjunction with her departure, Ms. McAlindon received the benefits that she was entitled to under the Executive Severance Plan (as defined herein) and PolyOne and Ms. McAlindon executed an executive severance agreement and release (the “Severance Agreement”). The compensation and benefits that Ms. McAlindon received and the terms of the Severance Agreement are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies like PolyOne for compensation in excess of $1 million per year paid to a company’s Chief Executive Officer and the company’s three other most highly compensated executive officers, other than the company’s Chief Financial Officer, who are employed as of the end of the year. The $1 million deduction limit generally does not apply to compensation that satisfies Section 162(m)’s requirements for qualified performance-based compensation. The Compensation Committee may provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that Section 162(m) is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that Section 162(m) should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, motivate and help retain a highly qualified and successful management team to lead PolyOne. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of PolyOne and its shareholders even if that compensation ultimately is not deductible for tax purposes. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.

The current Guidelines require all executives, including the Named Executive Officers, to retain 100% of all net shares obtained through PolyOne as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly held, shares and phantom shares held in our retirement or deferral plans, RSUs and performance shares (if the applicable performance measures are met). The specific levels of stock ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

	Stock Ownership Target (in shares)	Prorated Stock Ownership Target (in shares)	Multiple of Salary(2)	Total Share Ownership as of 3/1/16	Value of Total Share Ownership 3/1/16(2)	Value of Share Ownership as a Multiple of Base Salary
R.M. Patterson	125,000	N/A	3.8	306,954	$8,447,374	9.4
B.C. Richardson(1)	45,000	21,000	1.0	52,207	$1,436,737	2.6
S.D. Newlin	62,500	N/A	2.6	335,426	$9,230,924	14.1
J.V. Van Hulle	20,000	N/A	1.2	84,745	$2,332,182	5.2
C.M. Nikrant	20,000	N/A	1.4	65,166	$1,793,368	4.4

(1)	Mr. Richardson has been with PolyOne less than five years. The stock ownership target for Mr. Richardson has been reduced to reflect that he is not yet required to reach 100% of the Guidelines.

(2)	Calculated using PolyOne’s March 1, 2016 closing stock price of $27.52.

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when PolyOne is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of PolyOne’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy. In March 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement. The Board expects to amend the clawback policy again when SEC or NYSE final regulations become available.

Prohibition on Hedging or Pledging Our Securities. PolyOne’s trading policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from hedging or pledging our securities.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss in more detail the compensation of our Named Executive Officers.

2015 Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, as applicable, for our Chief Executive Officer and our Chief Financial Officer serving during 2015, our three other most highly compensated executive officers serving as of December 31, 2015, and one of our former executive officers (collectively referred to as our Named Executive Officers).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Robert M. Patterson, President and Chief Executive Officer	2015	854,615	-	918,480	930,020	879,622	-	142,839	3,725,576
	2014	702,846	-	4,041,574	288,093	1,334,946	-	108,667	6,476,126
	2013	546,292	-	1,580,236	332,481	1,177,619	-	109,279	3,745,907
Bradley C. Richardson, Executive Vice President, Chief Financial Officer	2015	564,823	-	256,409	260,740	164,844	-	79,905	1,326,721
	2014	521,538	-	245,490	244,528	479,685	-	49,947	1,541,188
	2013	50,000	-	606,400	-	56,485	-	3,250	716,135
Stephen D. Newlin, Executive Chairman(1)	2015	846,315	-	-	-	2,205,000	1,928,984	223,430	5,203,729
	2014	1,050,000	-	1,276,548	1,278,853	3,692,325	2,028,725	292,176	9,618,627
	2013	1,040,846	-	3,812,040	1,483,710	4,649,890	161,443	285,550	11,433,479
John V. Van Hulle, Senior Vice President, President of Global Color, Additives and Inks(2)	2015	455,069	-	153,080	156,165	440,230	-	67,420	1,271,964
	2014	421,154	-	1,984,794	146,155	485,657	-	72,651	3,110,411
Craig M. Nikrant, Senior Vice President, President of Global Specialty Engineered Materials(3)	2015	411,115	-	130,118	129,673	368,506	-	45,241	1,084,653
Julie A. McAlindon, Former Senior Vice President, President of Designed Structures and Solutions(2)	2015	150,029	-	377,127 (4)	112,941 (4)	-	-	902,608	1,542,705
	2014	310,385	-	508,317 (4)	109,616 (4)	239,365	-	51,814	1,219,497

(1)	Mr. Newlin was ineligible for 2015 awards under both the Annual Plan and the Amended Long-Term Incentive Plan pursuant to the terms of his Letter Agreement.

(2)	Compensation for Mr. Van Hulle and Ms. McAlindon is provided only for 2015 and 2014 because they were not Named Executive Officers in 2013.

(3)	Compensation for Mr. Nikrant is provided only for 2015 because he was not a Named Executive Officer in 2014 or 2013.

(4)	As a result of Ms. McAlindon’s departure and pursuant to the terms of her applicable grant agreements, Ms. McAlindon forfeited $152,713 in value of her 2013 RSUs, $508,317 in reported value of her 2014 RSUs and $110,983 in reported value of her 2015 RSUs upon her separation from service. The RSU forfeiture values represent the aggregate grant date fair value of those awards determined pursuant to FASB ASC Topic 718, but such amounts have not been deducted from the amounts appearing in column (e) above. In addition, pursuant to the terms of her applicable grant agreements, Ms. McAlindon forfeited $126,000 in value of her 2013 cash-settled performance units (reflected at a 200% attainment), $81,000 in value of her 2014 cash-settled performance units (reflected at a 100% attainment) and $95,000 in value of her 2015 cash-settled performance units (reflected at a 100% attainment) upon her separation from service. The cash-settled performance unit forfeiture value has not been deducted from any amounts appearing in column (g) above. Ms. McAlindon also forfeited all unvested SARs pursuant to the terms of the applicable grant agreements. Thus, the amounts reported in column (f) above do not reflect the amount Ms. McAlindon actually received, as she forfeited $72,410 in reported value of her 2014 SARs and $112,941 in reported value of her 2015 SARs.

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EXECUTIVE COMPENSATION

In connection with Ms. McAlindon agreeing to a release of claims and certain confidentiality, non-competition and other obligations as part of her severance arrangement, PolyOne modified certain RSUs previously granted to Ms. McAlindon in 2013, 2014 and 2015 that would have otherwise been forfeited under the terms of the applicable grant agreements. The value of the modified RSUs as reported in Ms. McAlindon’s “Stock Awards” column for 2015 is $266,144. The modified awards and details regarding their value are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes. PolyOne also modified certain cash-settled performance units previously granted to Ms. McAlindon in 2013, 2014 and 2015 that would have otherwise been forfeited under the terms of the applicable grant agreements. The value of the modified cash-settled performance units as reported in Ms. McAlindon’s 2015 “All Other Compensation” column is $147,121. The modified awards and details regarding their value are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes.

Bonus (column (d))

No amounts are reported in this column because PolyOne paid annual incentives to the Named Executive Officers based upon pre-determined performance measures. These payments, which were made under the Annual Plan, are reported in column (g) “Non-Equity Incentive Plan Compensation”.

Stock Awards (column (e))

The amounts reported in the “Stock Awards” column relate to, for 2015, time-vested stock-settled RSUs (including the modification value for certain RSUs granted to Ms. McAlindon) granted to the Named Executive Officers. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

The amounts reported for 2015 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

PolyOne again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a settlement of RSUs for the Named Executive Officers in 2015 is reflected in the 2015 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (f))

The amounts reported in the “Option Awards” column consist of, for 2015, stock-settled SARs (with time and performance based vesting requirements as well as a SAR appreciation cap) that were granted to the Named Executive Officers under our Amended Long-Term Incentive Plan. The amounts reported for 2015 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon an executive’s separation from service). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

PolyOne again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received by the Named Executive Officers as a result of exercising SARs during 2015 is reflected in the 2015 Option Exercises and Stock Vested table of this proxy statement.

Non-Equity Incentive Plan Compensation (column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2015 include amounts earned by Named Executive Officers (as applicable) under the 2015 Annual Incentive Program (and paid in February 2016), and cash-settled performance units granted on February 15, 2013 under the 2013 – 2015 Amended Long-Term Incentive Plan (and paid in February 2016). The terms of the 2015 Annual Incentive Program and the 2013 – 2015 Amended

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EXECUTIVE COMPENSATION

Long-Term Incentive Plan cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The amounts earned by the Named Executive Officers under both plans (as applicable) are: Mr. Patterson – $383,722 (2015 Annual Incentive Program) and $495,900 (cash-settled performance units); Mr. Richardson – $164,844 (2015 Annual Incentive Program); Mr. Newlin – $2,205,000 (cash-settled performance units); Mr. Van Hulle – $200,230 (2015 Annual Incentive Program) and $240,000 (cash-settled performance units); and Mr. Nikrant – $158,506 (2015 Annual Incentive Program) and $210,000 (cash-settled performance units).

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2015 are comprised entirely of changes in pension values between December 31, 2014 and December 31, 2015.

Mr. Newlin is entitled to a supplemental retirement benefit under his Letter Agreement as described more fully in the “2015 Pension Benefits” section of this proxy statement. The amount listed for him for 2015 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2014 actuarial present value from the December 31, 2015 actuarial present value) of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity upon Mr. Newlin’s Qualifying Separation from Service (as such term is defined herein).

All Other Compensation (column (i))

The amounts reported in the “All Other Compensation” column for 2015 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by PolyOne to the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, (3) amounts paid or accrued relating to a Named Executive Officer’s separation from service; and (4) the incremental cost to PolyOne of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan are described in the “2015 Pension Benefits” section of this proxy statement.

The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to PolyOne Supplemental Retirement Benefit Plan ($)	Tax Gross-ups ($)	Payments Upon Separation from Service ($)	Other Benefits ($)
R.M. Patterson	17,225	96,977	4,211	-	24,426
B.C. Richardson	17,225	50,668	-	-	12,012
S.D. Newlin	17,225	144,017	8,001	-	54,187
J.V. Van Hulle	17,225	30,467	2,921	-	16,807
C.M. Nikrant	17,225	23,969	4,047	-	-
J.A. McAlindon	14,729	986	3,424	883,469	-

Company Contributions to Qualified Savings Plan. PolyOne makes matching contributions on behalf of all eligible participants, including Named Executive Officers, in accordance with the Qualified Savings Plan. PolyOne also makes a retirement contribution to all eligible participants, including Named Executive Officers, in an amount equal to 2% of eligible earnings, subject to Internal Revenue Code limitations.

Company Contributions to PolyOne Supplemental Retirement Benefit Plan. PolyOne makes matching contributions on behalf of all eligible participants, including the Named Executive Officers, under the PolyOne Supplemental Retirement Benefit Plan. PolyOne also makes a retirement contribution to all eligible participants, including Named Executive Officers, in an amount equal to 2% of eligible earnings.

Tax Gross-ups. PolyOne provides a reimbursement for taxes incurred when a spouse/guest travels for business purposes as it is sometimes necessary for spouses to accompany the executives to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses/guests and PolyOne reimburses the associated taxes.

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EXECUTIVE COMPENSATION

Payments Upon Separation from Service. This column reflects amounts that Ms. McAlindon received upon her separation from service. Ms. McAlindon received the following payments pursuant to the Executive Severance Plan: $630,000 representing 24 months of salary continuation, a payment equal to the amount calculated under the 2015 Annual Incentive Program as earned in 2015 of $28,440 (which was paid in 2016 at the same time as all Named Executive Officer annual incentive payments), a payment of $16,760 for accrued but unused vacation, 24 months of accrued post-separation medical, vision and dental coverage reimbursements estimated to be $52,848 and accrued post-separation outplacement services totaling $8,300. As a result of Ms. McAlindon’s departure, she forfeited a total of $772,013 in value of her outstanding RSUs, $302,000 in value of her outstanding performance units and all unvested SARs upon her separation from service. In connection with her agreeing to a release of claims and certain confidentiality, non-competition and other obligations as part of her severance arrangement, PolyOne modified certain cash-settled performance units previously granted to Ms. McAlindon in 2013, 2014 and 2015, which would have otherwise been forfeited under the terms of the applicable grant agreements. The incremental value of the cash-settled performance units’ modifications is $147,121. The modified awards and details regarding their value are set forth in the 2015 Grants of Plan-Based Awards table of this proxy statement and in its accompanying footnotes, plus footnote 4 to the 2015 Summary Compensation Table. Details regarding Ms. McAlindon’s separation from service are further described in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits that exceeds $10,000 is included for each Named Executive Officer in the “All Other Compensation” column of the 2015 Summary Compensation Table, but the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of personal benefits for each Named Executive Officer. In general, these benefits include a nominal benefit allowance (provided to each Named Executive Officer except Mr. Richardson), taxable reimbursement to the Named Executive Officers for financial planning (used by each Named Executive Officer except Ms. McAlindon) and reimbursement for the incremental value of spouse/guest travel expenses (used by each Named Executive Officer except Mr. Richardson). PolyOne also makes available executive physicals to all Named Executive Officers (used by each Named Executive Officer except Ms. McAlindon). Finally, Global CARE Insurance (Critical Care Air Rescue and Evacuation), which provides supplemental medical services and medical transportation related to business travel, is provided to all Named Executive Officers.

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EXECUTIVE COMPENSATION

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
R. M. Patterson		106,827 (2)	854,615 (2)	1,709,230 (2)
		390,000 (3)	780,000 (3)	1,560,000 (3)
	2/4/2015				22,234	66,700 (5)		38.27	930,020
	2/4/2015						24,000 (6)		918,480
B. C. Richardson		45,892 (2)	367,135 (2)	734,270 (2)
		109,500 (3)	219,000 (3)	438,000 (3)
	2/4/2015				6,234	18,700 (5)		38.27	260,740
	2/4/2015						6,700 (6)		256,409
S. D. Newlin(1)
J. V. Van Hulle		31,286 (2)	250,288 (2)	500,576 (2)
		65,500 (3)	131,000 (3)	262,000 (3)
	2/4/2015				3,734	11,200 (5)		38.27	156,165
	2/4/2015						4,000 (6)		153,080
C. M. Nikrant		28,264 (2)	226,113 (2)	452,226 (2)
		54,500 (3)	109,000 (3)	218,000 (3)
	2/4/2015				3,100	9,300 (5)		38.27	129,673
	2/4/2015						3,400 (6)		130,118
J. A. McAlindon		9,162 (1)	73,298 (1)	146,596 (1)
		47,500 (4)	95,000 (4)	190,000 (4)
		24,769 (4)	49,537 (4)	99,074 (4)
		18,343 (4)	36,685 (4)	73,370 (4)
		5,681 (4)	11,362 (4)	22,724 (4)
	2/4/2015				2,700	8,100 (5)		38.27	112,941
	2/4/2015						2,900 (6)		110,983
	6/15/2015						2,740 (7)		106,613
	6/15/2015						2,541 (7)		98,870
	6/15/2015						1,302 (7)		50,661
	6/15/2015						257 (7)		10,000

(1)	Mr. Newlin was ineligible for 2015 awards under both the Annual Plan and the Amended Long-Term Incentive Plan pursuant to the terms of his Letter Agreement.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

(2)

2015 Annual Incentive Program Payments. The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2015 under the 2015 Annual Incentive Program. We established threshold, target and maximum goals for each of the three performance measures specified under the 2015 Annual Incentive Program. Participants will earn, for the applicable performance measure: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level; or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance for any measure falls between the threshold and target or between target and maximum, earned award amounts for that measure will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance measure, then that performance measure will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that only one of the three performance measures achieved the threshold level of attainment (in other words, 12.5% of the target award was earned). Additionally, negative discretion can be used to reduce the payment to essentially zero. Annual Plan payments, if earned, are contingent

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EXECUTIVE COMPENSATION

upon the Named Executive Officer remaining in continuous employment through the payment date. The actual amount earned by each Named Executive Officer for 2015 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2015 Summary Compensation Table of this proxy statement.

(3)	Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted to the Named Executive Officers on February 4, 2015 as part of our 2015 long-term incentive award under the Amended Long-Term Incentive Plan. Each performance unit is equal in value to $1.00. Payouts of these cash-settled performance units are subject to achieving four specified performance goals over the annual and cumulative performance periods from January 1, 2015 to December 31, 2017. We established threshold, target and maximum goals for each of the four performance periods. Participants will earn, for the applicable performance period: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum for any performance period, then the earned award amount for that performance period will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance period, then that performance period will have an attainment of 0%. The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be no later than March 15, 2018.

(4)	Modification of Cash-Settled Performance Units in Connection with Separation. As a result of Ms. McAlindon’s departure, she forfeited a total of $302,000 in value of her outstanding performance units. The amounts in the table represent modified awards of cash-settled performance units that were previously granted to Ms. McAlindon and would have been forfeited upon her separation from service. The awards were modified in connection with Ms. McAlindon agreeing to a release of claims and certain confidentiality, non-competition and other obligations as part of her severance arrangement. The amounts that would have been forfeited are as follows: 95,000 of the cash-settled performance units originally granted on February 4, 2015, 81,000 of the cash-settled performance units originally granted on February 11, 2014 and 63,000 of the cash-settled performance units originally granted on February 15, 2013. The modifications were based upon the period of time that Ms. McAlindon was employed by PolyOne from the original grant date of the award through June 15, 2015 (the modification date).

The awards that were originally granted to Ms. McAlindon on February 11, 2014 and February 4, 2015 remain subject to achieving specified performance goals over the performance periods from January 1, 2014 to December 31, 2016 and from January 1, 2015 to December 31, 2017, respectively, and will be paid in cash if earned. The threshold, target and maximum payout ranges are the same as those described in footnote 3 to the 2015 Grants of Plan-Based Awards table above. The modified awards’ incremental value of $48,047 is included in the “All Other Compensation” column (column (i)) of the 2015 Summary Compensation Table of this proxy statement. The cash-settled performance units originally granted to Ms. McAlindon on February 15, 2013 were paid out on February 15, 2016 as a result of achieving 200% attainment under the award. The modified award’s incremental value of $99,074 is included in the “All Other Compensation” column (column (i)) of the 2015 Summary Compensation Table of this proxy statement.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(5)	Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 4, 2015 as part of our 2015 long-term incentive award under the Amended Long-Term Incentive Plan. The SARs generally vest one-third upon the later of: (1) achieving each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $38.27; and (2) time-based vesting, with restrictions lapsing in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment and have an exercise term of ten years. No stock price hurdles were achieved in 2015. The SARs are also subject to an appreciation cap of 200% of the initial grant date closing stock price.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of the first stock price hurdle. Threshold equates to vesting

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EXECUTIVE COMPENSATION

in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2015 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2015 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(6)	Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 4, 2015 as part of our 2015 annual long-term incentive award under the Amended Long-Term Incentive Plan. The RSUs generally vest on the third anniversary of the grant date. For Ms. McAlindon, this award was modified and a portion was forfeited. The actual award retained by Ms. McAlindon following her separation from service is described in footnote 7 to this 2015 Grants of Plan-Based Awards table below. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

(7)	Award Modification in Connection with Separation. As a result of Ms. McAlindon’s departure, she forfeited a total of $772,013 in value of her outstanding RSUs. The amounts in the table represent modified awards of RSUs that were previously granted to Ms. McAlindon that would have been forfeited upon her separation from service. The awards were modified in connection with Ms. McAlindon agreeing to a release of claims and certain confidentiality, non-competition and other obligations as a part of her severance arrangement. The modified RSUs represent a prorated portion of the following RSUs: 257 of the RSUs originally granted on February 4, 2015, 1,302 of the RSUs originally granted on February 11, 2014 and 2,740 of the RSUs originally granted on February 15, 2013. The proration was based upon the period of time that Ms. McAlindon was employed by PolyOne from the original grant date of the award through her last day of employment. In addition, the modified RSUs represent the full value of the 2,541 RSUs originally granted on July 10, 2013. The awards will vest in full on the third anniversary of their original grant date.

A substantial portion of Ms. McAlindon’s unvested long-term incentive awards were forfeited as a result of her separation from service under the terms of her applicable grant agreements. For details regarding the long-term incentive awards that Ms. McAlindon forfeited, see footnote 4 to the 2015 Summary Compensation Table of this proxy statement.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the Amended Long-Term Incentive Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Narrative Disclosure Relating to the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table

For more information regarding the employment agreement with Mr. Newlin and the Severance Agreement with Ms. McAlindon, refer to the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
R.M.Patterson	-		-		-		-	-	14,650	(1)	465,284	-		-
	-		-		-		-	-	25,724	(2)	816,994	-		-
	-		-		-		-	-	8,384	(3)	266,276	-		-
	-		-		-		-	-	24,306	(4)	771,959	-		-
	-		-		-		-	-	-		-	25,724	(9)	816,994
	-		-		-		-	-	-		-	50,991	(10)	1,619,474
	-		-		-		-	-	-		-	50,991	(10)	1,619,474
	30,500	(12)	-		-		14.81	2/16/2021	-		-	-		-
	48,800	(13)	-		-		14.61	2/14/2022	-		-	-		-
	20,467	(14)	10,233	(14)	-		23.08	2/15/2023	-		-	-		-
	6,834	(15)	6,833	(15)	6,833	(15)	35.07	2/11/2024	-		-	-		-
	-		-		66,700	(16)	38.27	2/4/2025	-		-	-		-
B.C.Richardson	-		-		-		-	-	20,490	(5)	650,762	-		-
	-		-		-		-	-	7,157	(3)	227,306	-		-
	-		-		-		-	-	6,788	(4)	215,587	-		-
	5,800	(15)	5,800	(15)	5,800	(15)	35.07	2/11/2024	-		-	-		-
	-		-		18,700	(16)	38.27	2/4/2025	-		-	-		-
S.D.Newlin	-		-		-		-	-	64,981	(1)	2,063,797	-		-
	-		-		-		-	-	102,877	(6)	3,267,374	-		-
	-		-		-		-	-	37,201	(3)	1,181,504	-		-
	91,334	(14)	45,666	(14)	-		23.08	2/15/2023	-		-	-		-
	30,334	(15)	30,333	(15)	30,333	(15)	35.07	2/11/2024	-		-	-		-
J.V.Van Hulle	-		-		-		-	-	6,504	(1)	206,567	-		-
	-		-		-		-	-	4,294	(3)	136,377	-		-
	-		-		-		-	-	25,551	(7)	811,500	-		-
	-		-		-		-	-	4,052	(4)	128,692	-		-
	-		-		-		-	-	-		-	25,551	(11)	811,500
	9,134	(14)	4,566	(14)	-		23.08	2/15/2023	-		-	-		-
	3,467	(15)	3,467	(15)	3,466	(15)	35.07	2/11/2024	-		-	-		-
	-		-		11,200	(16)	38.27	2/4/2025	-		-	-		-
C.M.Nikrant	-		-		-		-	-	6,504	(1)	206,567	-		-
	-		-		-		-	-	3,579	(3)	113,669	-		-
	-		-		-		-	-	3,446	(4)	109,445	-		-
	23,300	(13)	-		-		14.61	2/14/2022	-		-	-		-
	9,134	(14)	4,566	(14)	-		23.08	2/15/2023	-		-	-		-
	2,900	(15)	2,900	(15)	2,900	(15)	35.07	2/11/2024	-		-	-		-
	-		-		9,300	(16)	38.27	2/4/2025	-		-	-		-
J.A.McAlindon	-		-		-		-	-	2,769	(8)	87,943	-		-
	-		-		-		-	-	2,567	(8)	81,528	-		-
	-		-		-		-	-	1,316	(8)	41,796	-		-
	-		-		-		-	-	261	(8)	8,289	-		-

(1)	Represents a stock-settled RSU award that was granted on February 15, 2013 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(2)	Represents a stock-settled RSU award that was granted on March 13, 2013 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

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EXECUTIVE COMPENSATION

(3)	Represents a stock-settled RSU award that was granted on February 11, 2014 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(4)	Represents a stock-settled RSU awards that was granted on February 4, 2015 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)	Represents a stock-settled RSU award that was granted on November 11, 2013 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(6)	Represents a stock-settled RSU award that was granted on March 8, 2013 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(7)	Represents a stock-settled RSU award that was granted on March 13, 2014 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(8)	Represents modified stock-settled RSUs previously provided to Ms. McAlindon that were modified on June 15, 2015 in connection with her Severance Agreement. The modified RSUs include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate and vest in full (beginning with the first row) on February 15, 2016, July 10, 2016, February 11, 2017 and February 4, 2018, respectively. Refer to the 2015 Grants of Plan-Based Awards table of this proxy statement for more information about the modified awards for Ms. McAlindon as a result of her separation from service.

(9)	Represents a grant of performance shares on March 13, 2013. The performance shares will be earned contingent upon achieving specific synergies resulting from PolyOne’s acquisition of Spartech (the “Synergy Goal”). If the Synergy Goal is achieved, then the performance shares vest in full on March 31, 2016. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(10)	Represents a grant of performance shares on May 15, 2014. If a specified Earnings Per Share goal is met by December 31, 2018 and Mr. Patterson has remained in continuous employment with the Company, then 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2019. If a specified Earnings Per Share goal is met by December 31, 2023 and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. Both awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(11)	Represents a grant of performance shares on March 13, 2014. If a specified Operating Income goal is met by December 31, 2016 and Mr. Van Hulle has remained in continuous employment with the Company, then the performance shares shall become non-forfeitable and fully vested on March 13, 2017. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(12)	Represents stock-settled SARs granted on February 16, 2011 that generally vested in one-third increments on each of the first three anniversaries of the grant date.

(13)	Represents stock-settled SARs granted on February 14, 2012 that vested in one-third increments on each of the first three anniversaries of the grant date. The SARs were also subject to performance-based vesting and vested upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012.

(14)	Represents stock-settled SARs granted on February 15, 2013 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $25.39; one-third at $26.54; and one-third at $27.70. The stock price hurdles were achieved in 2013. The SARs are now subject generally to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.

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EXECUTIVE COMPENSATION

(15)	Represents stock-settled SARs granted on February 11, 2014 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $38.58; one-third at $40.33; and one-third at $42.08. The first two stock price hurdles were achieved in 2014. The SARs are also subject generally to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.

(16)	Represents stock-settled SARs granted on February 4, 2015 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The stock price hurdles were not achieved in 2015. The SARs are also subject generally to time-based vesting that lapse in one-third increments on each of the first three anniversaries of the grant date.

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2015.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2015.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

This column shows shares underlying unexercised SARs awarded under the Amended Long-Term Incentive Plan that have not been earned as an applicable stock price hurdle has not been met as of December 31, 2015.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in columns (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b), (c) and (d).

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2015. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2013 through 2015 attributable to the awards (including the 4th quarter dividend declared on October 8, 2015 to shareholders of record on December 18, 2015, which was paid on January 7, 2016).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing stock price of our common shares on December 31, 2015 ($31.76).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2015 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2013 through 2015 attributable to the awards (including the 4th quarter dividend declared on October 8, 2015 to shareholders of record on December 18, 2015, which was paid on January 7, 2016).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing stock price of our common shares on December 31, 2015 ($31.76).

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EXECUTIVE COMPENSATION

2015 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R.M. Patterson	-	-	22,472	900,024
B.C. Richardson	-	-	-	-
S.D. Newlin	77,333	1,991,325	107,208	4,293,694
J.V. Van Hulle	20,900	516,620	10,720	429,369
C.M. Nikrant	16,100	395,577	10,720	429,369
J.A. McAlindon	7,200	109,246	2,783	111,471

Option Awards (columns (b) and (c))

Column (b) reports exercises of SARs during 2015 on an aggregate basis. The value realized on exercise (column (c)) was computed by determining the difference between the closing stock price of the underlying securities at exercise and the exercise price of the SARs. All of Mr. Newlin’s transactions involved SARs that were exercised pursuant to a trading plan established under Rule 10b5-1 of the Exchange Act.

Stock Awards (columns (d) and (e))

Column (d) reports the vesting and release of RSUs during 2015 on an aggregate basis. All of the stock awards that vested and were settled in 2015 were granted on February 14, 2012 and settled on February 14, 2015. The amounts in these columns include shares awarded through the dividend equivalent right feature of the Amended Long-Term Incentive Plan.

The value realized on settlement (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalent rights, by the closing stock price of the underlying securities on the trading day prior to the vesting date, in accordance with the Amended Long-Term Incentive Plan. Column (e) also includes cash-in-lieu of equity received by each Named Executive Officer, as we do not release partial shares resulting from dividend equivalents.

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EXECUTIVE COMPENSATION

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.M. Patterson	N/A	-	-	-
B.C. Richardson	N/A	-	-	-
S.D. Newlin	Supplemental retirement benefit under employment agreement, as amended	-	11,310,088(1)	-
J.V. Van Hulle	N/A	-	-	-
C.M. Nikrant	N/A	-	-	-
J.A. McAlindon	N/A	-	-	-

(1)	Although lump-sum payments are not allowed under the terms of the arrangement, the Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2015 of the annual benefit payment earned as of December 31, 2015 that will be payable under Mr. Newlin’s Letter Agreement providing for a 15-year certain and continuous life annuity upon Mr. Newlin’s Qualifying Separation from Service (as such term is defined herein). The assumptions used to determine the lump-sum value are a discount rate of 3.58% and a post-retirement mortality using the RP-2014 White Collar Mortality Table rolled back to 2006 and then projected with the Buck Modified MP-2015 Projection Scale. No pre-retirement decrements are assumed.

Messrs. Patterson, Richardson, Van Hulle, and Nikrant, and Ms. McAlindon do not participate in a defined benefit plan with PolyOne.

We offer a defined contribution retirement benefit to all eligible PolyOne participants through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $18,000 ($24,000 for participants over age 50) and earnings upon which employee/employer contributions are limited to $265,000 in 2015.

The PolyOne Supplemental Retirement Benefit Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together, these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

During 2008, the Compensation Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Compensation Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. Mr. Newlin’s employment agreement (which provides for the terms of Mr. Newlin’s employment) was amended and restated on February 21, 2008 to comply with Code Section 409A, further amended and restated on July 16, 2008 to include certain retirement benefits, further amended and restated on March 6, 2014 by the Letter Agreement in connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, effective May 15, 2014, and further amended on February 10, 2016 to extend his employment to July 1, 2016.

Specifically, the Letter Agreement provides that Mr. Newlin will be entitled to annual supplemental retirement payments upon a Qualifying Separation from Service (as defined below), payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs

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EXECUTIVE COMPENSATION

a disability prior to a Qualifying Separation from Service (as defined below), he or his designated beneficiary will be entitled to certain supplemental retirement payments. Generally, the definition of a Qualifying Separation from Service is if Mr. Newlin’s employment is involuntarily terminated other than for Serious Cause (as defined in his Letter Agreement) or Mr. Newlin terminates employment for good reason following a change of control of PolyOne. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Notwithstanding the foregoing, Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, or disclosure of confidential information or deliberate dishonesty.

2015 Nonqualified Deferred Compensation

Name	Aggregate Balance at 12/31/2014 ($)(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(5)
R.M. Patterson	2,071,384	245,544	96,977	43,821	-	2,457,726
B.C. Richardson	134,826	190,902	50,668	(5,102)	-	371,294
S.D. Newlin	2,375,237	130,838	144,017	42,246	-	2,692,338
J.V. Van Hulle	568,917	26,024	30,467	39,699	-	665,107
C.M. Nikrant	303,720	53,170	23,969	5,773	-	386,632
J.A. McAlindon	21,941	-	986	154	23,081(6)	-

(1)	Includes amounts reported as compensation for the Named Executive Officers in our summary compensation tables for previous years. The following aggregate amounts of executive and employer contributions were included in our summary compensation tables for fiscal years 2006 - 2014.

Name	Executive Contributions FY 2006 – 2014 ($)	Registrant Contributions FY 2006 – 2014 ($)
R.M. Patterson	1,071,410	315,362
B.C. Richardson	108,105	23,922
S.D. Newlin	1,045,723	1,145,811
J.V. Van Hulle	41,971	31,922
C.M. Nikrant	-	-
J.A. McAlindon	-	11,115

(2)	These reflect actual amounts earned by the Named Executive Officers in 2015 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2015 Summary Compensation Table of this proxy statement as follows:

Name	2015 “Salary” Column ($)	2015 “Non-Equity Incentive Plan Compensation” Column ($)
R.M. Patterson	105,115	140,429
B.C. Richardson	96,350	94,552
S.D. Newlin	41,086	89,752
J.V. Van Hulle	23,289	2,735
C.M. Nikrant	42,614	10,556
J.A. McAlindon	-	-

(3)

This column contains contributions by us in the last fiscal year under the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee

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EXECUTIVE COMPENSATION

contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). The following table breaks out the contributions made by us in 2015 under each of the types of contributions described above:

Name	Company Match ($)	Retirement Contribution ($)
R.M. Patterson	67,138	29,839
B.C. Richardson	35,078	15,590
S.D. Newlin	99,704	44,313
J.V. Van Hulle	21,093	9,374
C.M. Nikrant	16,594	7,375
J.A. McAlindon	-	986

All of these amounts are included in the “All Other Compensation” column (column (i)) of the 2015 Summary Compensation Table of this proxy statement.

(4)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (column (h)) of the 2015 Summary Compensation Table of this proxy statement.

(5)	A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.

(6)	Ms. McAlindon received a distribution of $23,081 from the PolyOne Supplemental Retirement Benefit Plan due to her separation from service.

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the Named Executive Officer that mirror the investment alternatives available in our qualified retirement plan, except that they cannot elect the PolyOne stock fund with respect to amounts deferred under the nonqualified plan. Each Named Executive Officer who participates in the PolyOne Supplemental Retirement Benefit Plan is 100% vested in that portion of their account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who participate in the plan are vested in the Retirement Contribution upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to them within 30 days of the date of their termination of employment with us in the form of payment they selected (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan is subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following their separation from service with us.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Our plans, agreements, arrangements or typical practices would provide severance benefits to our Named Executive Officers (except Ms. McAlindon) in varying amounts to the executive under certain scenarios. We do not have employment agreements with our Named Executive Officers other than Mr. Newlin. We do have management continuity agreements (“Continuity Agreements”) with each of our Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers (other than Mr. Newlin) participate in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our current Named Executive Officers, assuming that the executive’s employment terminated on December 31, 2015.

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EXECUTIVE COMPENSATION

Management Continuity Agreements

We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Named Executive Officers are generally provided with severance protection for a period of two or three years (depending on the executive) should his or her employment be terminated either by us without cause or by the executive for good reason following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment. For these purposes, “change of control”, “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” then the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect immediately prior to the change of control, or if greater, the termination date;

•	A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted Annual Incentive Amount, as that term is defined the Continuity Agreement, in effect prior to the change of control;

•	Employee health and welfare benefits (excluding the long-term disability plan) for up to two or three years (depending on the executive) at active employee rates;

•	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

•	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination;

•	A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (but only for Named Executive Officers with “grandfathered” Continuity Agreements). In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Code Section 280G from the Continuity Agreements provided to Named Executives Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter.

None of the agreements contain a single trigger or a modified single trigger for benefits. The Continuity Agreements do not provide for benefits upon death or disability following a change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against PolyOne and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Executive Severance Plan

Effective May 25, 2006, and as amended most recently effective May 15, 2014, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make

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EXECUTIVE COMPENSATION

substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Newlin, whose severance benefits are provided through his Letter Agreement.

The Executive Severance Plan provides that, if PolyOne terminates the employment of a Named Executive Officer for any reason other than Cause (as defined in the Executive Severance Plan), death or disability, then the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A payment in an amount equal to the Named Executive Officer’s annual bonus under the Annual Plan as earned for the year in which the separation occurs;

•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Employment Agreement with Mr. Newlin

We have entered into an employment agreement with Mr. Newlin, pursuant to which he serves as our Executive Chairman, and formerly served as our Chairman, President and Chief Executive Officer. No other Named Executive Officer executed an employment agreement. The agreement provides that if (1) Mr. Newlin’s employment is terminated by us without Serious Cause (as defined below), (2) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above), (3) Mr. Newlin agrees to standard non-compete and non-solicitation covenants following the date of termination and (4) Mr. Newlin executes a release of claims against PolyOne, he will be entitled to 36 months of salary continuation, benefit allowance and financial planning/tax preparation allowance and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage in our medical and dental plans for 24 months (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his employment agreement if his employment is terminated for any reason other than involuntarily for Serious Cause. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the employment agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “2015 Pension Benefits” section of this proxy statement.

In connection with his retirement as President and Chief Executive Officer and transition to Executive Chairman, Mr. Newlin’s employment agreement was amended, via Letter Agreement effective May 15, 2014. In addition to various changes to his compensation as described in the “Other Aspects of Our Compensation Programs” section of this proxy statement, the Letter Agreement also provides Mr. Newlin with access to furnished PolyOne office space and administrative assistance for five years in the event he retires from the Company. If Mr. Newlin is terminated for any reason other than for Serious Cause, then the Company will waive the requirement that he be in the continuous employ of the Company in order for his outstanding long-term incentive awards to become non-forfeitable. The Letter Agreement also eliminates any term in his outstanding long-term incentive awards that provides for prorated vesting and/or payment of an award upon separation from service or for forfeiture of the awards if his employment is terminated before a specified time. The modification reflects the Company’s strong performance over Mr. Newlin’s tenure and the Company’s desire to maintain a strong alignment of interest between Mr. Newlin and shareholders by allowing him to retain his outstanding equity while serving as our Executive Chairman.

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EXECUTIVE COMPENSATION

Mr. Newlin will be entitled to substantially the same severance benefits as described above if he terminates his employment for “Good Reason,” which is generally defined as a material diminution in authority, duties or responsibilities or any action or inaction by the Company that constitutes a material breach of Mr. Newlin’s Letter Agreement.

Mr. Newlin’s Letter Agreement was further amended on February 10, 2016 to extend his employment to July 1, 2016, but he will cease serving as a Director on May 12, 2016 due to his retirement as a Board member as of our Annual Meeting.

Severance Agreement with Former Executive

PolyOne and Ms. McAlindon agreed that Ms. McAlindon would step down from her position as Senior Vice President, President of Designed Structures and Solutions, effective May 15, 2015. In conjunction with her departure, Ms. McAlindon received the benefits that she was entitled to under the Executive Severance Plan. The benefits include: $630,000, representing 24 months of salary continuation, a payment equal to the amount calculated under the Annual Plan as earned in 2015 of $28,440, a payment of $16,760 for accrued but unused vacation, 24 months of accrued post-separation medical, vision and dental coverage reimbursements totaling approximately $52,848 and accrued post-separation outplacement services totaling $8,300. Any of the above noted items that were deemed to be deferred compensation pursuant to Code Section 409A were subject to a six-month delay, and were paid the first day of the seventh month following her separation from service.

PolyOne and Ms. McAlindon executed the Severance Agreement whereby Ms. McAlindon provided a release of claims, and an acknowledgement that she remains subject to certain confidentiality, non-competition and non-solicitation obligations.

A portion of Ms. McAlindon’s unvested long-term incentive awards were forfeited as a result of her separation from service pursuant to the terms of the applicable grant agreements. For details regarding the awards that were forfeited, see the description in footnote 4 to the 2015 Summary Compensation Table of this proxy statement. Effective June 15, 2015, PolyOne modified certain RSUs and cash-settled performance units previously granted to her, which would have otherwise been forfeited under the terms of her applicable grant agreements upon her separation from service. For details regarding the modified awards, see the description in footnotes 4 and 7 to the 2015 Grants of Plan-Based Awards table of this proxy statement.

Annual Plan

All of our Named Executive Officers, except Mr. Newlin, participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year in which the change of control occurs and one-twelfth of the participant’s target annual incentive award opportunity in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning ascribed to such term in the Annual Plan. In addition, participants receive a payout, as earned, upon their death, disability or retirement after the first quarter of the Plan year.

Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. For this purpose, a “change of control” is defined in the Long-Term Incentive Plan. The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements, with the exception of Mr. Newlin’s outstanding awards, which were modified by his Letter Agreement to eliminate any prorated vesting provisions, as well as the March 13, 2013 and May 15, 2014 performance shares granted to Mr. Patterson and the March 13, 2014 performance shares and RSUs granted to Mr. Van Hulle (all of which do not provide for prorated vesting upon retirement).

Retirement Benefits

Mr. Newlin’s supplemental retirement benefit under his Letter Agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the “2015 Pension Benefits” section of this proxy statement.

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EXECUTIVE COMPENSATION

The PolyOne Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with PolyOne. These payments are described more fully in the disclosure provided in the “2015 Nonqualified Deferred Compensation” section of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2015

The following table summarizes the amounts payable to the Named Executive Officers (except for Ms. McAlindon) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 31, 2015 and that the stock price for our common shares was $31.76, the closing stock price of our common shares on December 31, 2015.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	-	-	-	-	-	2,183,722	5,400,000
	Annual Incentive for Year of Termination	-	-	383,722	383,722	-	-	854,615
	Cash-Settled Performance Units (3)	-	-	921,133	921,133	-	-	1,523,850
	Restricted Stock Units (4)	-	-	1,603,213	1,603,213	-	-	2,310,730
	Performance Shares (5)	-	-	1,536,358	1,536,358	-	-	4,038,982
	Unexercisable Stock Options/SARs (4)	-	-	85,090	85,090	-	-	88,822
	Health and Welfare Benefits (6)	-	-	-	-	-	61,032	91,548
	Financial Planning Services (8)	-	-	-	-	-	-	13,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	351,000
	Excise Tax Gross-up (9)	-	-	-	-	-	-	5,673,243
B.C. Richardson	Cash Severance Benefit (2)	-	-	-	-	-	1,278,844	1,838,100
	Annual Incentive for Year of Termination	-	-	164,844	164,844	-	-	367,135
	Cash-Settled Performance Units (3)	-	-	213,358	213,358	-	-	429,600
	Restricted Stock Units (4)	-	-	668,897	668,897	-	-	1,089,051
	Unexercisable Stock Options/SARs (4)	-	-	-	-	-	-	-
	Health and Welfare Benefits (6)	-	-	-	-	-	33,096	33,096
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	119,480
S.D. Newlin	Cash Severance Benefit (2)	-	-	-	-	-	1,967,550	1,967,550
	Annual Incentive for Year of Termination	-	-	-	-	-	-	-
	Cash-Settled Performance Units (3)	-	3,307,500	3,307,500	3,307,500	-	3,307,500	3,307,500
	Restricted Stock Units (4)	-	6,485,424	6,485,424	6,485,424	-	6,485,424	6,485,424
	Unexercisable Stock Options/SARs (4)	-	396,381	396,381	396,381	-	396,381	396,381
	Health and Welfare Benefits (6)	-	52,968	52,968	52,968	-	52,968	79,452
	Other Benefits (7)	-	-	-	-	-	72,000	-
	Financial Planning Services (8)	-	-	-	-	-	39,000	13,000
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	127,890
	Excise Tax Gross-up (9)	-	-	-	-	-	-	-
	Incremental Pension Benefit (10)	-	-	-	-	-	-	-
J.V. Van Hulle	Cash Severance Benefit (2)	-	-	-	-	-	1,098,230	1,391,900
	Annual Incentive for Year of Termination	-	200,230	200,230	200,230	-	-	250,288
	Cash-Settled Performance Units (3)	-	367,641	367,641	367,641	-	367,641	497,000
	Restricted Stock Units (4)	-	321,316	807,212	807,212	-	321,316	1,277,737
	Performance Shares (5)	-	-	485,896	485,896	-	-	808,101
	Unexercisable Stock Options/SARs (4)	-	37,966	37,966	37,966	-	37,966	39,633
	Health and Welfare Benefits (6)	-	-	-	-	-	55,320	55,320
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	90,470

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EXECUTIVE COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement(1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
C.M. Nikrant	Cash Severance Benefit (2)	-	-	-	-	-	968,506	1,255,500
	Annual Incentive for Year of Termination	-	-	158,506	158,506	-	-	226,113
	Cash-Settled Performance Units (3)	-	-	316,313	316,313	-	-	424,000
	Restricted Stock Units (4)	-	-	301,275	301,275	-	-	427,840
	Unexercisable Stock Options/SARs (4)	-	-	37,966	37,966	-	-	39,633
	Health and Welfare Benefits (6)	-	-	-	-	-	33,096	33,096
	Financial Planning Services (8)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	122,410

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with five years of service. Pursuant to the terms of the Letter Agreement, in the case of Mr. Newlin, a voluntary termination would be deemed a retirement for purposes of his outstanding equity awards and other benefits.

(2)	Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under either the Executive Severance Plan or, in the case of Mr. Newlin, his Letter Agreement, or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.

(3)	Except for Mr. Newlin, cash-settled performance units granted in 2015 and 2014 reflect a prorated target amount in cases of retirement, disability or death. Mr. Newlin’s 2014 award reflects the full value award at target in cases of retirement, disability, death and involuntary termination without cause as a result of the modifications to his awards per the terms of his Letter Agreement. For cash-settled performance units granted in 2013, awards reflect actual attainment. In the case of involuntary termination following a change of control, awards granted in 2015 and 2014 reflect the full value award at target.

(4)	Except for Mr. Newlin, RSUs and Unexercisable Stock Options/SARs granted in 2015, 2014 and 2013 reflect a prorated amount of the award in cases of retirement, disability or death. Mr. Newlin’s 2014 and 2013 awards reflect the full value in cases of retirement, disability, death and involuntary termination without cause as a result of the modifications to his awards per the terms of his Letter Agreement. In the case of involuntary termination following a change of control, all of these awards reflect their full value. SARs with an exercise price below the December 31, 2015 closing stock price of $31.76 were valued at zero.

(5)	Performance shares granted in 2013 and 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, all awards reflect their full value.

(6)	Continuation of health and welfare benefits upon an involuntary termination without cause are provided under the Executive Severance Plan or, in the case of Mr. Newlin, his Letter Agreement, or the Continuity Agreement in the event of an involuntary termination following a change of control. Mr. Newlin’s Letter Agreement provides for continuation of health and welfare benefits upon retirement, death and disability.

(7)	Mr. Newlin’s Letter Agreement provides for continuation of certain benefits following an involuntary termination without cause. The Letter Agreement also provides for five years of the use of furnished PolyOne office space and administrative assistance in the event of Mr. Newlin’s voluntary termination.

(8)	Continuation of financial planning benefits are provided under the terms of the Continuity Agreements, or in the case of Mr. Newlin, his Letter Agreement.

(9)	Represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. We eliminated the tax gross-ups for excise taxes imposed under Code Section 280G from any Continuity Agreements provided to Named Executive Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter. Messrs. Richardson, Van Hulle and Nikrant are not provided a Code Section 280G gross-up benefit under their Continuity Agreements; instead, their severance benefits will be reduced in the event that an excise tax would be imposed on them under Code Section 280G in an amount sufficient to eliminate the excise tax.

60

EXECUTIVE COMPENSATION

(10)	Mr. Newlin is the only Named Executive Officer disclosed in this table that is entitled to a pension benefit. The supplemental retirement benefit is provided pursuant to his Letter Agreement. As there was no acceleration or enhancement of Mr. Newlin’s pension benefit upon a triggering event, the amount was reported as zero. Details regarding Mr. Newlin’s pension benefits are described in the “2015 Pension Benefits” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2015, none of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in October 2015 we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its October 2015 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified. Several process improvements have been made as a result of the assessment that will continue to ensure the appropriate level of oversight is in place for these programs.

61

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Compensation Committee

of the Board of Directors

William H. Powell, Chairperson

Kerry J. Preete

Farah M. Walters

William A. Wulfsohn

62

MISCELLANEOUS

MISCELLANEOUS PROVISIONS

Voting at the Meeting

Shareholders of record at the close of business on March 15, 2016 are entitled to vote at the meeting. On that date, a total of 85,543,574 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 7 through 11 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation is advisory, there is technically no minimum vote requirement for the proposal. An abstention or broker non-vote will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on these proposals as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before December 2, 2016. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2017 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2017 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the 2017 Annual Meeting, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2017 Annual Meeting is first made.

Our proxy materials for the 2016 Annual Meeting will be mailed on or about April 1, 2016. Sixty days prior to the first anniversary of this date will be January 31, 2017, and 90 days prior to the first anniversary of this date will be January 1, 2017. Our proxies for the 2017 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2017 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

63

MISCELLANEOUS

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2015, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2015, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Senior Vice President, General Counsel and

Secretary

April 1, 2016

64

APPENDIX A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses comparisons of Adjusted Net Income from Continuing Operations attributable to PolyOne shareholders and diluted Earnings Per Share (EPS) from continuing operations attributable to PolyOne shareholders, excluding special items, to assess performance and facilitate comparability of results. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measures calculated and presented in accordance with U.S. GAAP (GAAP).

	Year Ended		Year Ended
	December 31, 2015		December 31, 2014
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$144.6	$1.63	$78.0	$0.83
Special items, after tax (1), (2)	28.9	0.33	90.5	0.97

Adjusted net income / EPS – excluding special items	$173.5	$1.96	$168.5	$1.80

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$94.0	$0.97	$53.3	$0.59

Special items, after tax (1), (2)	32.6	0.34	36.2	0.41

Adjusted net income / EPS – excluding special items	$126.6	$1.31	$89.5	$1.00

			Year Ended
			December 31, 2011
Reconciliation to Condensed Consolidated Statements of Income			$	EPS

Net income from continuing operations attributable to PolyOne shareholders			$153.4	$1.63
Special items, after tax (1), (2)			(72.8)	(0.77)
SunBelt equity earnings, after tax			(3.7)	(0.04)

Adjusted net income / EPS – excluding special items and Sunbelt equity earnings			$76.9	$0.82

(1)	Special items are a non-GAAP financial measure and are used to determine adjusted earnings. Special items include charges related to specific strategic initiatives or financial restructuring, such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant phase-in costs and executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

A-1

(2)	Tax adjustments include the net tax expense/benefit from one-time income tax items, the set-up or reversal of uncertain tax position reserves and deferred income tax valuation allowance adjustments.

Senior management uses operating income before special items to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Below is a reconciliation of non-GAAP financial measure to the most directly comparable measures calculated and presented in accordance with GAAP.

	Year Ended December 31,
Reconciliation to Consolidated Statements of Income	2015	2014

Operating income adjusted	$322.2	$320.0
Special items in operating income	(71.3)	(164.9)

Operating income - GAAP	$250.9	$155.1

Liquidity is calculated as follows:

As of December 31,
2015
Cash and cash equivalents	$279.8
Revolving credit availability	341.9

Liquidity	$621.7

Net debt to adjusted EBITDA is calculated as follows:

Year Ended
December 31, 2015
Short-term portion and current portion of long-term debt	$18.6
Long-term debt	1,128.0
Less: Cash and cash equivalents	(279.8)

Net Debt	$866.8

Operating Income	$250.9
Other expense, net	(2.7)
Depreciation and amortization	104.3
Special items, impact on operating (loss)/income	71.2
Accelerated depreciation included in special items	(6.2)

Adjusted EBITDA	$417.5

Net Debt/Adjusted EBITDA	2.1

A-2

POLYONE CORPORATION 33587 WALKER ROAD AVON LAKE, OH 44012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 11, 2016. Have your proxy and voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy and voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 11, 2016. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00198-P71292                         KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

POLYONE CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
				☐	☐	☐
1.	Election of Directors:

Nominees:

	01)	Richard H. Fearon	06) Robert M. Patterson
	02)	Gregory J. Goff	07) William H. Powell
	03)	William R. Jellison	08) Kerry J. Preete
	04)	Sandra B. Lin	09) Farah M. Walters
	05)	Richard A. Lorraine	10) William A. Wulfsohn

									For	Against	Abstain
2.	Proposal to approve the advisory resolution on named executive officer compensation.								☐	☐	☐
3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2016.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY AND VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐

				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

PolyOne Corporation

2016 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 12, 2016

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E00199-P71292

POLYONE CORPORATION

This proxy and voting instruction card is solicited by the Board of Directors for use at and in connection with the Annual Meeting of Shareholders on May 12, 2016.

The shares of common stock held will be voted as you specify on the reverse side.

If no choice is specified, this proxy and voting instruction card will be voted FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

By signing this proxy and voting instruction card, you revoke all prior proxies and appoint Bradley C. Richardson, Lisa K. Kunkle and Ana G. Rodriguez, and each of them, with full power of substitution, to vote the common shares of PolyOne Corporation, held of record on March 15, 2016, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

IMPORTANT NOTICE TO PARTICIPANTS IN THE POLYONE RETIREMENT SAVINGS PLAN AND POLYONE CANADA INC. RETIREMENT SAVINGS PROGRAM:

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a “Plan” and together the “Plans”), New York Life Trust Company and Sun Life Financial, each as Trustee of one of the Plans, have been requested to forward you important information concerning your rights as a participant in either of these Plans. The number of common shares you are eligible to direct the applicable Trustee to vote is based on your balance in the applicable Plan (based on your balance in the PolyOne Stock Fund) on March 15, 2016, the record date for the determination of shareholders eligible to vote at the Annual Meeting of Shareholders to be held on May 12, 2016.

We encourage you to exercise your rights under either of the Plans. Please review the enclosed documents carefully before deciding how to direct the applicable Trustee. Because the common shares in the Plans are registered in the name of the applicable Trustee, you will not be able to direct the common shares attributable to your interest in either Plan in person at the Annual Meeting of Shareholders. To give a proper direction, you must vote by returning this completed proxy and voting instruction card, signed and dated, in the enclosed envelope or by following telephone or internet voting procedures set forth in this proxy and voting instruction card. Directions must be received by May 9, 2016.

If you give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in either of the Plans as you direct, unless otherwise required by law. If you do not give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in the same proportion as the proper directions that the Trustee does receive, unless otherwise required by law.

Directions received after May 9, 2016 will not be counted for common shares held in the Plans. Your direction to either of the Trustees is confidential and will not be disclosed unless required by law.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program, I hereby direct New York Life Trust Company as Trustee of the PolyOne Retirement Savings Plan or Sun Life Financial as Trustee of the PolyOne Canada Inc. Retirement Savings Program to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the applicable Trustee and attributable to my interest in the applicable Plan on March 15, 2016, and also a proportionate number of shares as of such date to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 12, 2016.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.